UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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MATERION CORPORATION

(Name of registrant as specified in its charter)

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Materion Corporation
6070 Parkland Boulevard
Mayfield Heights, Ohio 44124
Notice of Annual Meeting of Shareholders

The annual meeting of shareholders of Materion Corporation will be held at The Westin Cleveland Downtown in Cleveland, Ohio on May 2, 2018 at 8:00 a.m. (EST) for the following purposes:

(1)	To elect nine directors, each to serve for a term of one year and until a successor is elected and qualified;

(2)	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for Materion Corporation for the year 2018;

(3)	To approve, by non-binding vote, named executive officer compensation; and

(4)	To transact any other business that may properly come before the meeting.
Shareholders of record as of the close of business on March 7, 2018 are entitled to notice of the meeting and to vote at the meeting or any adjournment or postponement of the meeting.

Gregory R. Chemnitz
Secretary
March 26, 2018
Important — your proxy is enclosed.
Please sign, date and return your proxy in the accompanying envelope or use one of the other methods listed below to vote your proxy.

MATERION CORPORATION
6070 Parkland Boulevard
Mayfield Heights, Ohio 44124
PROXY STATEMENT
March 26, 2018
GENERAL INFORMATION
Your Board of Directors (Board) is furnishing this proxy statement to you in connection with our solicitation of proxies to be used at our annual meeting of shareholders to be held on May 2, 2018. The proxy statement is being mailed to shareholders on March 26, 2018.
Registered Holders. If your shares are registered in your name, you may vote in person or by proxy. If you decide to vote by proxy, you may do so by telephone, over the Internet or by mail.
By telephone. After reading the proxy materials and with your proxy card in front of you, you may call the toll-free number, 1-866-883-3382, using a touch-tone telephone. You will be prompted to enter the last four digits of your Social Security Number or Tax Identification Number, then follow the simple instructions that will be given to you to record your vote.
Over the Internet. After reading the proxy materials and with your proxy card in front of you, you may access the website at http://www.proxypush.com/mtrn. You will be prompted to enter the last four digits of your Social Security Number or Tax Identification Number, then follow the simple instructions that will be given to you to record your vote.
By mail. After reading the proxy materials, you may mark, sign and date your proxy card and return it in the enclosed prepaid and addressed envelope.
The Internet and telephone voting procedures have been set up for your convenience and have been designed to authenticate your identity, allow you to give voting instructions and confirm that those instructions have been recorded properly. Without affecting any vote previously taken, you may revoke your proxy by delivery to us of a new, later dated proxy with respect to the same shares, or giving written notice to us before or at the annual meeting. Your presence at the annual meeting will not, in and of itself, revoke your proxy.
Participants in the Materion Corporation Retirement Savings Plan and/or the Payroll Stock Ownership Plan (PAYSOP). If you participate in the Retirement Savings Plan and/or the PAYSOP, the independent trustee for each plan, Fidelity Management Trust Company, will vote your plan shares according to your voting directions. You may give your voting directions to the plan trustee in any one of the three ways set forth above. If you do not return your proxy card or do not vote over the Internet or by telephone, the trustee will not vote your plan shares. Each participant who gives the trustee voting directions acts as a named fiduciary for the applicable plan under the provisions of the Employee Retirement Income Security Act of 1974, as amended.
Nominee Shares. If your shares are held by a bank, broker, trustee or some other nominee, that entity will give you separate voting instructions.
In addition to the solicitation of proxies by mail, we may solicit the return of proxies in person, by telephone, facsimile or e-mail. We will request brokerage houses, banks and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of shares and will reimburse them for their expenses. We will bear the cost of the solicitation of proxies.
Voting. At the close of business on March 7, 2018, the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting, we had outstanding and entitled to vote 20,154,150 shares of common stock. Each outstanding share of common stock entitles its holder to one vote on each matter brought before the meeting.
With respect to Proposal 1, the nominees receiving the greatest number of votes for their election will be elected as directors of Materion Corporation, subject to the Company's Majority Voting Policy (described below). The approval of each of Proposals 2 and 3 requires the affirmative vote of a majority of the votes cast, whether in person or by proxy, on such proposals at the 2018 annual meeting.
Abstentions and Broker Non-votes. At the annual meeting, the inspectors of election appointed for the meeting will tabulate the results of shareholder voting. Under Ohio law and our code of regulations, properly signed proxies that are marked “abstain” or are held in “street name” by brokers and not voted on one or more of the items (but otherwise voted on at least one item) before the meeting will be counted for purposes of determining whether a quorum has been achieved at the annual meeting.
If you do not provide directions to your broker, your broker or other nominee will not be able to vote your shares with respect to the election of directors (Proposal 1) or the non-binding vote to approve named executive officer compensation (Proposal 3).
Abstentions and broker non-votes will not affect the vote on the election of directors.

An abstention or broker non-vote with respect to the non-binding vote to approve named executive officer compensation (Proposal 3) will have no effect on the proposal as the abstention or broker non-vote will not be counted in determining the number of votes cast.
Because the vote to ratify the appointment of Ernst & Young LLP (Proposal 2) is considered to be routine, your broker or other nominee will be able to vote your shares with respect to this proposal without your instructions. An abstention will have no effect on this proposal as the abstention will not be counted in determining the number of votes cast.
*        *        *
We know of no other matters that will be presented at the meeting; however, if other matters do properly come before the meeting, the persons named in the proxy card will vote on these matters in accordance with their best judgment.
If you sign, date and return your proxy card but do not specify how you want to vote your shares, your shares will be voted as recommended by the Board as indicated on the proxy card.

PROPOSAL ONE: ELECTION OF DIRECTORS
Our Articles of Incorporation and Code of Regulations establish the number of directors at no fewer than nine and no more than 18. There are currently nine directors on the Board. At the 2018 Annual Meeting, the Shareholders will consider the election of nine Directors, each to serve a one-year term. Each of the nominees for election is a current Director, other than Robert J. Phillippy. Mr. Phillippy was identified as a director candidate by a non-management director.
As previously disclosed, Richard J. Hipple resigned from the Board, effective as of December 29, 2017. In addition, Joseph P. Keithley, a current member of our Board, is retiring from the Board at the 2018 Annual Meeting. The Company thanks both Mr. Hipple and Mr. Keithley for their valuable service and guidance provided to the Board.
Nominees for Director.
Vinod M. Khilnani
Age: 65
Director Since: 2009
Mr. Khilnani was appointed our Non-Executive Chairman of the Board in January 2018. Now retired, Mr. Khilnani was the Executive Chairman of CTS Corporation (electronic components and accessories). Mr. Khilnani became Executive Chairman of CTS Corporation in January 2013 and served in that capacity until May 2013. He had served as Chairman, President and Chief Executive Officer of CTS from 2007 until 2013. Prior to that time, he served as Senior Vice President and Chief Financial Officer since 2001. Mr. Khilnani was appointed to the Board of Gibraltar Industries in October 2014 and to the Board of ESCO Technologies Inc. (filtration and fluid control products, RF shielding and test equipment, technical packaging, and electric utility solutions) in August 2014 and has served on the Board of Directors of 1st Source Corporation since 2013. As the former Executive Chairman and Chief Executive Officer and President of CTS (and its former Chief Financial Officer), Mr. Khilnani offers a wealth of management experience and business knowledge regarding operational, financial and corporate governance issues, as well as extensive international experience with global operations.
William B. Lawrence
Age: 73
Director Since: 2003
Mr. Lawrence previously served as Non-executive Chairman of the Board of Ferro Corporation (performance coatings, performance colors and glass, pigments, powders, oxide polymers, additives and specialty plastics). Mr. Lawrence served as Acting Chairman of the Board of Ferro Corporation from November 2012 until April 2013 and as Chairman from April 2013 to April 2014. Mr. Lawrence also served as a member of Ferro's Board from 1999 until April 2015. Prior to the sale of TRW, Inc. to Northrop Grumman Corporation in 2002, Mr. Lawrence served as TRW's Executive Vice President, General Counsel and Secretary since 1997 and held various other executive positions at TRW since 1976. Mr. Lawrence's background as the Executive Vice President, General Counsel and Secretary of TRW, Inc. and as a director at Ferro Corporation provides him with the knowledge and experience to address the complex legislative, governance and financial issues facing global companies today.

N. Mohan Reddy, Ph.D.
Age: 64
Director Since: 2000
Dr. Reddy is B. Charles Ames, Professor of Management at Case Western Reserve University. Dr. Reddy was appointed B. Charles Ames, Professor of Management in February 2014. Prior to that, he had served as the Albert J. Weatherhead III Professor of Management from 2007 until 2012 and as the Dean of the Weatherhead School of Management, Case Western Reserve University from 2006 until 2012. Dr. Reddy had been Associate Professor of Marketing since 1991 and Keithley Professor of Technology Management from 1996 to 2006 at the Weatherhead School of Management, Case Western Reserve University. Dr. Reddy had served on the Board of Directors of Keithley Instruments, Inc. from 2001 until December 2010, when Keithley Instruments was purchased by Danaher Corporation. Dr. Reddy had also served on the Board of Directors of Lubrizol Corporation from February 2011 until October 2011, when Lubrizol was purchased by Berkshire Hathaway Inc. Dr. Reddy also serves as a consultant to firms in the electronics and semiconductor industries, primarily in the areas of product and market development. Dr. Reddy’s knowledge of industrial marketing, technology development and extensive global knowledge in the electronics and semiconductor industries provides valuable insight to our Board of Directors.
Craig S. Shular
Age: 65
Director Since: 2008
Mr. Shular is Co-Founder of Global Graphite Group LLC (advanced materials company specializing in graphite products), which he co-founded in November 2017. Mr. Shular is the former Executive Chairman of the Board of GrafTech International Ltd. (electrical industrial apparatus). Mr. Shular was elected Chairman of the Board of GrafTech in 2007 and served in that capacity until December 2014. He had been a director of GrafTech from January 2003 until May 2014. Mr. Shular served as Chief Executive Officer of GrafTech from 2003 and as President from 2002 until he retired from both positions in January 2014. From 2001 until 2002, he served as Executive Vice President of GrafTech’s largest business, Graphite Electrodes. Mr. Shular joined GrafTech as its Vice President and Chief Financial Officer in 1999 and assumed the additional duties of Executive Vice President, Electrode Sales and Marketing in 2000 until 2001. As the former Chairman, Chief Executive Officer and President and former Chief Financial Officer of GrafTech, Mr. Shular brings a breadth of financial and operational management experience and provides our Board of Directors with a perspective of someone familiar with all facets of a global enterprise.
Darlene J. S. Solomon, Ph.D.
Age: 59
Director Since: 2011
Dr. Solomon is Senior Vice President and Chief Technology Officer of Agilent Technologies, Inc. (life sciences, diagnostics and applied chemical markets). Dr. Solomon has served as Senior Vice President and Chief Technology Officer of Agilent Technologies since 2006. Prior to that time, she served as Vice President and Director of Agilent Laboratories, Agilent's centralized advanced research organization. Dr. Solomon joined Agilent in 1999 and served in a dual capacity as the director of the Life Sciences Technologies Laboratory and as the senior director, research and development/technology for Agilent’s Life Sciences and Chemical Analysis business. She is a member of the National Academy of Engineering and serves on multiple academic and government advisory boards focused on science, technology and innovation. With extensive knowledge and experience in materials measurement and leading innovation in a diversified global technology enterprise, Dr. Solomon brings to our Board of Directors valuable insight on research and development and other operational issues faced by companies focused on innovations in technology.
Robert B. Toth
Age: 57
Director Since: 2013
Mr. Toth has been a Managing Director of CCMP Capital Advisors, LLC (global private equity investment firm) since January 2016. Mr. Toth also served as President, Chief Executive Officer and Director of Polypore International, Inc. (high technology filtration products) from 2005 until 2015 and as Chairman of the Board from 2011 until 2015. Prior to Polypore, Mr. Toth served as President, Chief Executive Officer, and Director of CP Kelco ApS. Mr. Toth also spent 19 years at Monsanto Company, and its spin-off company, Solutia Inc., where he held a variety of executive and managerial roles. Mr. Toth also serves on the Board of Directors of PQ Corporation (producer of specialty inorganic performance chemicals and catalysts), SPX Corporation (a supplier of highly engineered products and technologies, holding leadership positions in the HVAC, detection and measurement, and engineered solutions markets), and Hayward Industries, Inc. (a leading global manufacturer of residential and commercial pool equipment and industrial flow control products). With extensive experience in leading corporations in the manufacturing and specialty materials sector, including his knowledge and skills in senior management, finance and operations, Mr. Toth brings to our Board of Directors significant insight into the strategic and operational issues facing companies in the advanced materials industry.
Jugal K. Vijayvargiya
Age: 50
Director Since: 2017
Mr. Vijayvargiya is President and Chief Executive Officer, and member of the Board of Materion Corporation. He joined Materion as President and Chief Executive Officer in March 2017. Prior to joining Materion, Mr. Vijayvargiya had an extensive 26-year international career with Delphi Automotive PLC (leading global technology solutions provider to the automotive and transportation sectors). He most recently led Delphi's Automotive Electronics and Safety segment, a $3 billion global business based in Germany. In this role, Mr. Vijayvargiya served as an officer of Delphi and a member of its Executive Committee. Previously, he attained progressively responsible positions in Europe and North America in product and manufacturing engineering sales, product line management, acquisition integration and general management. Mr. Vijayvargiya’s broad and diverse experience at Delphi provides significant value to our Board of Directors.
Geoffrey Wild
Age: 61
Director Since: 2011
Mr. Wild is currently the Chief Executive Officer of Atotech (specialty plating chemicals, equipment and services company). Mr. Wild was appointed Chief Executive Officer of Atotech on March 13, 2017. Previously, Mr. Wild had served as Chief Executive Officer and a director of AZ Electronic Materials (specialty chemicals and materials) from 2010 until April 2015 which was acquired by Merck KgAa of Germany in May 2014. From 2008 to 2009, Mr. Wild was President and Chief Executive Officer of Cascade Microtech, Inc. (precision electrical measurement products and services). From 2002 to 2007, Mr. Wild served as Chief Executive Officer of Nikon Precision Inc. He was elected to the Board of Directors of Cabot Microelectronics (polishing slurries and pad supplier to the semiconductor industry) in September 2015 and served on the Board of Directors of Axcelis Technologies, Inc. from 2006 until 2011. Mr. Wild’s substantial knowledge and management experience in the global semiconductor industry, including the role of a supplier of equipment and materials to international customers, deepens our Board of Directors’ insight into the operational issues that global companies face. Additionally, Mr. Wild’s role as a chief executive officer exposes him to international financial and accounting issues.
Robert J. Phillippy
Age: 57
Mr. Phillippy is an independent consultant, advising technology companies on a range of strategic, operational and organizational issues. From September 2007 until April 2016, he was the President, Chief Executive Officer and a director of Newport Corporation (lasers, optics and photonics technology company). Mr. Phillippy joined Newport in 1996 and served in various executive management positions prior to his appointment as Chief Executive Officer in 2007. In April 2016, Newport was acquired by MKS Instruments (instruments, components, subsystems, and process control solutions for advanced manufacturing applications), and since July 2016, Mr. Phillippy has served on the board of directors of MKS Instruments. From April 2016 to September 2016, he also served as Executive Advisor to MKS Instruments. Mr. Phillippy has also served as a director of ESCO Technologies Inc. (filtration and fluid control products, RF shielding and test equipment, technical packaging, and electric utility solutions) since May 2014.  Mr. Phillippy's deep experience in technology-related industries would make him a valuable addition to the Board of Directors.
Your Board of Directors unanimously recommends a vote for each of Vinod M. Khilnani, William B. Lawrence, N. Mohan Reddy, Ph.D., Craig S. Shular, Darlene J. S. Solomon, Ph.D., Robert B. Toth, Jugal K. Vijayvargiya, Geoffrey Wild and Robert J. Phillippy.
If any of these nominees becomes unavailable, it is intended that the proxies will be voted as the Board of Directors determines. We have no reason to believe that any of the nominees will be unavailable. The nominees receiving the greatest number of votes for their election will be elected as directors of Materion Corporation. However, our Board of Directors has adopted a Majority Voting Policy whereby, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election is expected to tender his or her resignation following certification of the shareholder vote, subject to a 90-day review process by our Governance and Organization Committee and Board of Directors to consider whether the tendered resignation should be accepted. An abstention or broker non-vote is not treated as a vote “withheld” under our Majority Voting Policy. For additional details on the Majority Voting Policy, see page 9 of this proxy statement.

CORPORATE GOVERNANCE; COMMITTEES OF THE BOARD OF DIRECTORS
We have adopted a Policy Statement on Significant Corporate Governance Issues and a Code of Conduct Policy in compliance with the New York Stock Exchange (NYSE) and Securities and Exchange Commission (SEC) requirements. These materials, along with the charters of the Audit, Compensation and Governance and Organization Committees of our Board, which also comply with applicable requirements, are available on our website at https://materion.com, or upon request by any shareholder to: Secretary, Materion Corporation, 6070 Parkland Boulevard, Mayfield Heights, Ohio 44124. We also make our reports on Forms 10-K, 10-Q and 8-K available on our website, free of charge, as soon as reasonably practicable after these reports are filed with the SEC. Any amendments or waivers to our Code of Conduct Policy, Committee Charters and Policy Statement on Significant Corporate Governance Issues will also be made available on our website. The information on our website is not incorporated by reference into this proxy statement or any of our periodic reports.
Director Independence
The NYSE listing standards require that all listed companies have a majority of independent directors. For a director to be “independent” under the NYSE listing standards, the board of directors of a listed company must affirmatively determine that the director has no material relationship with the Company, or its subsidiaries or affiliates, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company, or its subsidiaries or affiliates. Our Board has adopted the following standards, which are identical to those of the NYSE listing standards, to assist in its determination of director independence. A director will be determined not to be independent under the following circumstances:

•	the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company;

•
the director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•
the director (a) is a current partner or employee of a firm that is the Company’s internal or external auditor; (b) has an immediate family member who is a current partner of such a firm; (c) has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (d) was or has an immediate family member who was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•
the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serve or served on that company’s compensation committee; or

•
the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or two percent of such other company’s consolidated gross revenues.

Additionally, for purposes of determining whether a director has a material relationship with the Company apart from his or her service as a director, our Board has deemed the following relationships as categorically immaterial:

•
the director, or an immediate family member, is a current employee, director or trustee of a tax-exempt organization and the Company’s contributions to the organization (excluding Company matching of employee contributions) in any fiscal year are less than $120,000; or

•
the director is a director of a company that has made payments to, or received payments or deposits from, the Company for property, goods or services in the ordinary course of business in an amount which, in any fiscal year, is less than the greater of $1,000,000, or two percent of such other company’s consolidated gross revenues.

Our Board has affirmatively determined that each of our current directors, directors who served as a director during 2017, and director nominees, other than Mr. Vijayvargiya and Mr. Hipple, are “independent” within the meaning of that term as defined in the NYSE listing standards; a “non-employee director” within the meaning of that term as defined in Rule 16b-3(b)(3) promulgated under the Securities Exchange Act of 1934 (Exchange Act); and an “outside director” within the meaning of that term as defined in the regulations promulgated under Section 162(m) of the Internal Revenue Code (Code). Additionally Edward F. Crawford, who served as a director during 2017, was "independent" as defined in the NYSE listing standards.
Charitable Contributions
Within the preceding three years, we have not made a contribution to any charitable organization in which any of our directors serves as a director, trustee, or executive officer.

Non-management Directors and Non-Executive Chairman
Our Policy Statement on Significant Corporate Governance Issues provides that the non-management members of the Board will meet during each regularly scheduled meeting of the Board of Directors in executive session. Additional executive sessions may be scheduled by the Non-Executive Chairman or other non-management directors. The Non-Executive Chairman will chair these sessions. Mr. Khilnani was appointed our Non-Executive Chairman in January 2018.
The non-management directors have access to our management as they deem necessary or appropriate. In addition, the Chair of each of the Audit Committee, Governance and Organization Committee and Compensation Committee meets periodically with members of senior management.
In addition to the other duties of a director under our Policy Statement on Significant Corporate Governance Issues, the Non-Executive Chairman, in collaboration with the other independent directors, is responsible for coordinating the activities of the independent directors and in that role will:

•	chair the executive sessions of the independent directors at each regularly scheduled meeting;

•	determine the timing and structuring of Board meetings;

•	establish the agenda for Board meetings, including allocation of time as well as subject matter;

•	determine the quality, quantity and timeliness of the flow of information from management to the Board;

•	serve as the independent point of contact for shareholders wishing to communicate with the Board other than through management;

•	interview all Board candidates and provide the Governance and Organization Committee with recommendations on each candidate;

•	maintain close contact with the Chairman of each standing committee and assist in ensuring communications between each committee and the Board;

•	lead the Chief Executive Officer annual evaluation process; and

•	be the ombudsman for the Chief Executive Officer to provide two-way communication with the Board.
Board Communications
Shareholders or other interested parties may communicate with the Board as a whole, the non-executive chairman or the non-management directors as a group, by forwarding relevant information in writing to: Non-Executive Chairman, c/o Secretary, Materion Corporation, 6070 Parkland Boulevard, Mayfield Heights, Ohio 44124. Any other communication to individual directors or committees of the Board of Directors may be similarly addressed to the appropriate recipients, c/o Secretary, Materion Corporation, 6070 Parkland Boulevard, Mayfield Heights, Ohio 44124.
Board Leadership
The Board does not have a policy as to whether the role of Chief Executive Officer and Chairman of the Board should be separate or combined, or whether the Chairman should be a management or non-management director. In the recent past, the Board has been structured with a combined Chairman and Chief Executive Officer.  In connection with our Chief Executive Officer succession in March 2017, Mr. Vijayvargiya was appointed as our Chief Executive Officer and Mr. Hipple was appointed as our Executive Chairman of the Board until his retirement at the end of 2017. During 2017, Mr. Hipple and Mr. Vijayvargiya were the only two members of our Board who were not independent.  We balanced the fact that our Chairman of the Board was not independent by the appointment of a Lead Director. In January 2018, Mr. Khilnani, Lead Director during 2017, was appointed Non-Executive Chairman of the Board, eliminating the need for a Lead Director.
Unless the Chairman of the Board is an independent director, our Lead Director is elected solely by the independent members of our Board of Directors. The Lead Director works with the Chairman of the Board and other Board members to provide strong, independent oversight of the Company’s management and affairs as described above under "Non-management Directors and Non-Executive Chairman".
Risk Oversight
Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the full Board in setting the Company’s business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company.
While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from the Company’s internal auditors. In addition, management provides a risk management report, including a financial risk assessment and enterprise risk management update and information technology contingency plan to the Audit Committee. In setting compensation, the Compensation Committee strives to create incentives that encourage a level of risk-taking consistent with the Company’s business strategy. Finally, the Company’s Governance and Organization Committee conducts an annual assessment of the Board for compliance with corporate governance and risk management best practices. The Company believes that the Board’s role in risk oversight is consistent with the Company’s leadership structure, with management having day-to-day responsibility for assessing and managing the Company’s risk exposure and the Board and its committees providing oversight in connection with those efforts, with particular focus on the most significant risks facing the Company.
Audit Committee
The Audit Committee held six meetings in 2017. The Audit Committee membership consists of Mr. Wild, as Chairman, and Messrs. Keithley and Shular and Dr. Reddy. Under the Audit Committee charter, the Audit Committee’s principal functions include assisting our Board in fulfilling its oversight responsibilities with respect to:

•	the integrity of our financial statements and our financial reporting process;

•	compliance with ethics policies and legal and other regulatory requirements;

•	our independent registered public accounting firm’s qualifications and independence;

•	our systems of internal accounting and financial controls; and

•	the performance of our independent registered public accounting firm and of our internal audit functions.
No member of our Audit Committee serves on the audit committee of three or more public companies in addition to ours unless the Board determines that such services would not impair the member's ability to serve on our Audit Committee. The Audit Committee also prepared the Audit Committee report included under the heading “Audit Committee Report” in this proxy statement.
Audit Committee Expert, Financial Literacy and Independence
Our Board has determined that Mr. Shular is an Audit Committee financial expert, as defined by the SEC. Each member of the Audit Committee is financially literate and satisfies the independence requirements as set forth in the NYSE listing standards.
Compensation Committee
The Compensation Committee held seven meetings in 2017. Its membership consists of Dr. Solomon, as Chairman, and Messrs. Khilnani, Lawrence and Toth. Each member of the Compensation Committee has been determined by the Board to be independent in accordance with NYSE listing standards. The Compensation Committee may, at its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee, provided that such subcommittee has a published charter in accordance with NYSE rules. The Compensation Committee’s principal functions include:

•	reviewing and approving executive compensation, including severance payments;

•	overseeing and recommending equity and non-equity incentive plans;

•	overseeing regulatory compliance with respect to compensation matters;

•	advising on senior management compensation; and

•	reviewing and discussing the Compensation Discussion and Analysis (CD&A) and Compensation Committee Report.
For additional information regarding the operation of the Compensation Committee, see the “Compensation Discussion and Analysis” in this proxy statement.
Governance and Organization Committee
The Governance and Organization Committee held four meetings in 2017. The Governance and Organization Committee membership consists of Mr. Khilnani, as Chairman, and Messrs. Keithley, Lawrence, Shular, Toth and Wild and Drs. Reddy and Solomon. All of the members are independent in accordance with the NYSE listing requirements. The Governance and Organization Committee’s principal functions include:

•	evaluating candidates for Board membership, including any nominations of qualified candidates submitted in writing by shareholders to our Secretary;

•	making recommendations to the full Board regarding director compensation;

•	making recommendations to the full Board regarding governance matters;

•	overseeing the evaluation of the Board and management of the Company;

•	evaluating potential successors to the Chief Executive Officer for recommendation to the Board and assisting in management succession planning; and

•	reviewing related party transactions.
As noted above, the Governance and Organization Committee is involved in determining compensation for our directors. The Governance and Organization Committee administers our equity incentive plans with respect to our directors, including approval of grants of stock options and other equity or equity-based awards, and makes recommendations to the Board with respect to incentive compensation plans and equity-based plans for directors. The Governance and Organization Committee periodically reviews director compensation in relation to comparable companies and other relevant factors. Any change in director compensation must be approved by the Board. No executive officer other than the Chief Executive Officer in his capacity as director participates in setting director compensation. From time to time, the Governance and Organization Committee or the Board may engage the services of a compensation consultant to provide information regarding director compensation at comparable companies.
Annual Board Self-assessments
The Board has instituted annual self-assessments of the Board, as well as of the Audit Committee, the Compensation Committee and the Governance and Organization Committee, to assist in determining whether the Board and its committees are functioning effectively. Annually, each of the members of the Board completes a detailed survey regarding the Board and its committees that provides for quantitative ratings in key areas and seeks subjective comments. The results of the survey are compiled and discussed at the Board level and in each committee. Any matters requiring follow-up are identified by the Governance and Organization Committee, which is responsible for any action items. Each of the committees also reviews its charter on an annual basis for any changes.
Also annually, each member of the Board completes a confidential evaluation of each other director that, among other things, seeks subjective comments in certain key areas. The responses to the evaluation are collected by a third party and a summary of the responses are conveyed to the Non-Executive Chairman. The Non-Executive Chairman uses the results of the evaluation as part of the process the Governance and Organization Committee undertakes in determining whether to recommend that those directors be nominated for re-election. Finally, each member of the Board has completed a confidential competencies questionnaire that is designed to assist in the evaluation of the overall skill set of the members of the Board, which responses were collected by a third party and conveyed to the Governance and Organization Committee, which takes the results into account in assessing the composition of the Board.
Nomination of Director Candidates
The Governance and Organization Committee will consider candidates recommended by shareholders for nomination as directors of Materion Corporation. Any shareholder desiring to submit a candidate for consideration by the Governance and Organization Committee should send the name of the proposed candidate, together with biographical data and background information concerning the candidate, to the Governance and Organization Committee, c/o Secretary, Materion Corporation, 6070 Parkland Boulevard, Mayfield Heights, Ohio 44124.
In recommending candidates to the Board for nomination as directors, the Governance and Organization Committee’s charter requires it to consider such factors as it deems appropriate, consistent with our Policy Statement on Significant Corporate Governance Issues. These factors are as follows:

•
broad-based business, governmental, non-profit, or professional skills and experiences that indicate whether the candidate will be able to make a significant and immediate contribution to the Board’s discussion and decision-making in the array of complex issues facing the Company;

•	exhibited behavior that indicates he or she is committed to the highest ethical standards and the values of the Company;

•	special skills, expertise and background that add to and complement the range of skills, expertise and background of the existing directors;

•
whether the candidate will effectively, consistently and appropriately take into account and balance the legitimate interests and concerns of all our shareholders and other stakeholders in reaching decisions;

•	a global business and social perspective, personal integrity and sound judgment; and

•	time available to devote to Board activities and to enhance their knowledge of the Company.
Although the Company does not have a formal policy regarding diversity, as part of the analysis of the foregoing factors, the Governance and Organization Committee considers whether the candidate enhances the diversity of the Board. Such diversity includes professional background and capabilities, knowledge of specific industries and geographic experience, as well as the more traditional diversity concepts of race, gender and national origin.
The Governance and Organization Committee’s evaluation of candidates recommended by shareholders does not differ materially from its evaluation of candidates recommended from other sources.
The Governance and Organization Committee utilizes a variety of methods for identifying and evaluating director candidates. The Governance and Organization Committee regularly reviews the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Governance and Organization Committee considers various potential candidates for director. Candidates may come to the attention of the Governance and Organization Committee through current Board members, professional search firms, shareholders or other persons. Additionally, from time to time, the Governance and Organization Committee has used the services of an executive search firm to help identify potential director candidates who possess the characteristics described above. In such instance, the search firm has prepared a biography of each candidate, conducted reference checks and screened candidates.

A shareholder of record entitled to vote in an election of directors who timely complies with the procedures set forth in our code of regulations and with all applicable requirements of the Exchange Act and the rules and regulations thereunder, may also directly nominate individuals for election as directors at a shareholders’ meeting. Copies of our code of regulations are available by a request addressed to Materion Corporation, c/o Secretary, 6070 Parkland Boulevard, Mayfield Heights, Ohio 44124.
To be timely, notice of a shareholder nomination for an annual meeting must be received at our principal executive offices not fewer than 60 nor more than 90 days prior to the date of the annual meeting. However, if the date of the meeting is more than one week before or after the first anniversary of the previous year’s meeting and we do not give notice of the meeting at least 75 days in advance, nominations must be received within ten days from the date of our notice.
Majority Voting Policy
Our Board adopted a Majority Voting Policy whereby, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” election, which we refer to as a Majority Withheld Vote, is expected to tender his or her resignation following certification of the shareholder vote. In such an event, the Governance and Organization Committee will consider the tendered resignation and make a recommendation to the Board. The Board will act on the Governance and Organization Committee’s recommendation within 90 days following certification of the shareholder vote. Any director who tenders his or her resignation pursuant to this policy will not participate in the Governance and Organization Committee’s recommendation or Board’s action regarding whether to accept or reject the tendered resignation.
However, if each member of the Governance and Organization Committee received a Majority Withheld Vote in the same election, then the Board would appoint a committee comprised solely of independent directors who did not receive a Majority Withheld Vote at that election to consider each tendered resignation offer and recommend to the Board of Directors whether to accept or reject each resignation. Further, if all of the director nominees received a Majority Withheld Vote in the same election, the Board would appoint a committee comprised solely of independent directors to consider each tendered resignation offer and recommend to the Board of Directors whether to accept or reject each resignation.
Director Attendance
Our Board held eight meetings in 2017. All of the directors who were directors in 2017 attended at least 75% of the Board and assigned committee meetings during 2017. Our policy is that directors are expected to attend all meetings, including the annual meeting of shareholders. All of our directors attended last year’s annual meeting of shareholders.
Use of Blank Check Preferred Stock
Our Board has adopted a resolution that it will not, without prior shareholder approval, authorize the issuance of any series of preferred stock for any defensive or anti-takeover purpose, for the purpose of implementing any shareholder rights plan or with features specifically intended to make any attempted acquisition of the Company more difficult or costly; provided that, within the limits described above, the Board may authorize the issuance of preferred stock for capital raising transactions, acquisitions, joint ventures or other corporate purposes.
Position Statement on Shareholder Rights Plans
Our Board has adopted a Position Statement on Shareholder Rights Plans. The Position Statement provides that, if the Board adopts a shareholder rights plan, it will do so by action of the majority of its independent directors after careful deliberation and in the exercise of its fiduciary duties, and the Board will seek prior shareholder approval of the plan unless, due to time constraints or other considerations, the majority of the independent directors determine that it would be in the best interest of the Company and its shareholders to adopt the rights plan without first obtaining shareholder approval. The Position Statement also provides that if the Board adopts a rights plan without prior shareholder approval, the plan will expire on the first anniversary of its effective date unless prior to such time the plan has been ratified by a vote of the Company’s shareholders, which vote may exclude shares held by any potential acquiring shareholders.

Opt Out of the Ohio Control Shareholder Act
At our annual meeting of shareholders held in May 2014, our shareholders approved a management-sponsored proposal to amend our Amended and Restated Code of Regulations to opt out of Section 1701.831 of the Ohio Revised Code, which is commonly referred to as the Ohio Control Share Acquisition Act.  The Ohio Control Share Acquisition Act generally applies to Ohio public corporations unless a corporation specifically opts out of the statute's application. The Ohio Control Share Acquisition Act generally requires that any "control share acquisition" of an Ohio public corporation can only be made with the prior authorization of shareholders. "Control share acquisitions" are defined to be acquisitions of shares entitling a person to exercise or direct the voting power in the election of directors within any of three separate ranges: (1) one-fifth or more but less than one-third of such voting power, (2) one-third or more but less than a majority of such voting power, or (3) a majority or more of such voting power. A person desiring to make a control share acquisition must first deliver notice to the corporation and provide certain information about the acquirer and the proposed acquisition, and the corporation's board of directors must call a special meeting of shareholders to vote on the proposed acquisition.  Because of the amendment to our Amended and Restated Code of Regulations approved by our shareholders, the Ohio Control Share Acquisition Act no longer applies to us.

Compensation of Non-Employee Directors
Total compensation of our non-employee directors for the year ended December 31, 2017, was as follows:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
Edward F. Crawford(2)	32,500	—	32,500
Joseph P. Keithley	70,000	79,988	149,988
Vinod M. Khilnani	100,000	79,988	179,988
William B. Lawrence	70,000	79,988	149,988
N. Mohan Reddy	70,000	79,988	149,988
Craig S. Shular(3)	69,914	79,988	149,902
Darlene J. S. Solomon	75,000	79,988	154,988
Robert B. Toth	70,000	79,988	149,988
Geoffrey Wild	80,000	79,988	159,988
(1) The amounts in this column reflect the grant date fair value of time-based restricted stock unit (RSU) awards as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (FASB ASC) Topic 718.
(2) Mr. Crawford did not stand for re-election at the 2017 annual meeting and is no longer a member of our Board.
(3) Mr. Shular elected to defer 100% of his compensation in the form of deferred stock units in 2017, as described below under Deferred Compensation.

The following table presents the RSU awards granted to non-employee directors in 2017. Awards were made on May 4, 2017, and valued based on the preceding day's closing price of $34.30. These awards will vest on May 4, 2018, if the individual remains as a director until that date. As of December 31, 2017, no other stock awards were outstanding for our non-employee directors.

Name	Restricted Stock Units
Joseph P. Keithley	2,332
Vinod M. Khilnani	2,332
William B. Lawrence	2,332
N. Mohan Reddy	2,332
Craig S. Shular	2,332
Darlene J. S. Solomon	2,332
Robert B. Toth	2,332
Geoffrey Wild	2,332

Annual Retainer Fees
In 2017, non-employee directors received an annual retainer fee in the amount of $65,000. Non-employee directors who chair a committee received an additional $5,000, with the exception of the Chairman of the Compensation Committee (Dr. Solomon), who received an additional $10,000, and the Chairman of the Audit Committee (Mr. Wild), who received an additional $15,000. The Lead Director (Mr. Khilnani) received an additional $25,000. Members of the Audit Committee and the Compensation Committee, with the exception of the Chairmen, received an additional $5,000.
Equity Compensation
Under the 2006 Non-Employee Director Equity Plan (Director Equity Plan), non-employee directors who continued to serve as directors following the 2017 annual meeting of shareholders received $80,000 worth of RSUs (subject to rounding) which will generally be paid out in common stock at the end of a one-year restriction period. These RSUs were granted on the day following the annual meeting. The number of RSUs granted is equal to $80,000 divided by the closing price of our common stock on the day of the annual meeting (subject to rounding).
In the event a new director is elected or appointed, common stock may be granted, at the Board's discretion, usually on the first business day following the election or appointment to the Board of Directors. This grant of common stock has typically been equal to $100,000 divided by the closing price of our common stock on the day the director is elected or appointed to the Board of Directors. The grant is expected to be prorated by multiplying such number of shares of common stock by a fraction (in no case greater than one), (1) the numerator of which is one plus the number of full quarters remaining in the calendar year in which such election or appointment occurs after the date such election or appointment occurs, and (2) the denominator of which is four. The Company does not issue any fractional shares.
Deferred Compensation
Non-employee directors may defer all or a part of their annual retainer fees in the form of deferred stock units under the Director Equity Plan until ceasing to be a member of the Board of Directors or a date specified by the participant. A director may also elect to have RSUs or other stock awards granted under the Director Equity Plan deferred in the form of deferred stock units.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners
The following information is set forth with respect to persons known to management to be the beneficial owners of more than 5% of Materion’s common shares as of December 31, 2017.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
BlackRock, Inc.	2,732,251	(2)	13.6%
55 East 52nd Street
New York, NY 10055
The Vanguard Group	1,927,639	(3)	9.6%
100 Vanguard Blvd.
Malvern, PA 19355
Dimensional Fund Advisors LP	1,685,187	(4)	8.4%
6300 Bee Cave Road, Building One
Austin, TX 78746
GAMCO Investors, Inc.	1,335,300	(5)	6.6%
One Corporate Center
Rye, NY 10580
(1) The information contained in this table, including related footnotes, is based on the Schedule 13G and Schedule 13D filings made by the beneficial owners identified herein.
(2) BlackRock, Inc. has sole investment power over 2,732,251 shares and sole voting power over 2,677,550 shares.
(3) The Vanguard Group has sole voting power over 22,101 shares, shared voting power of 1,800 shares, sole dispositive power over 1,905,738 shares and shared dispositive power over 21,901 shares. The amount beneficially owned totals 1,927,639 shares.
(4) Dimensional Fund Advisors LP has sole investment power over 1,685,187 shares and sole voting power over 1,618,010 shares.
(5) A Schedule 13D/A filed with the SEC on August 17, 2017 indicates that, as of August 16, 2017: (a) Gabelli Funds, LLC had sole voting and dispositive power with respect to 382,300 shares; (b) GAMCO Asset Management Inc. had sole voting and dispositive power with respect to 718,700 shares and sole dispositive power with respect to 777,200 shares; and (c) Teton Advisors, Inc. had sole voting and dispositive power with respect to 175,800 shares. The Schedule 13D/A further indicates that it was being filed by Mario J. Gabelli and various entities which he directly or indirectly controls or for which he acts as chief investment officer and that he, GSI and certain other entities named therein may be deemed to have beneficial ownership of the shares owned beneficially by each of the foregoing entities as well as certain other persons or entities named therein.

Security Ownership of Directors and Named Executive Officers
The following table sets forth information with respect to the beneficial ownership of Materion Corporation’s common stock by each director and director nominee for election as a director of Materion, each of the named executive officers and all directors and executive officers as a group, as of January 31, 2018, unless otherwise indicated. The shareholders listed in the table have sole voting and investment power with respect to shares beneficially owned by them, unless otherwise indicated. Shares that are subject to stock appreciation rights (SARs) that may be exercised within 60 days of January 31, 2018 are reflected in the number of shares shown and in computing the percentage of Materion’s common stock beneficially owned by the person who owns those SARs.

Name	Number of Shares		Percent of Class
Gregory R. Chemnitz	26,812	(2)	*
Richard J. Hipple	117,244	(2)	*
Joseph P. Keithley	38,872	(1)	*
Joseph P. Kelley	16,165	(2)	*
Vinod M. Khilnani	30,076	(1)	*
William B. Lawrence	36,299	(1)	*
Robert J. Phillippy	0		*
N. Mohan Reddy	31,788	(1)	*
Craig S. Shular	51,145	(1)	*
Darlene J. S. Solomon	15,876		*
Robert B. Toth	14,285		*
Geoffrey Wild	18,792	(1)	*
Jugal K. Vijayvargiya	10,607	(2)	*
All Directors, Director Nominees and Executive Officers as a group (including the Named Executive Officers (12 persons)) (4)	290,717	(3)	1.4%
*Less than 1% of Materion's outstanding common stock

(1)	Includes deferred shares under the Director Plan as follows: Mr. Keithley 19,115, Mr. Khilnani 15,942, Mr. Lawrence 30,254, Dr. Reddy 31,788, Mr. Shular 43,519 and Mr. Wild 18,792.

(2)	Includes shares covered by SARs exercisable within 60 days of January 31, 2018 as follows: Mr. Vijayvargiya 10,607, Mr. Hipple 78,808, Mr. Kelley 15,648 and Mr. Chemnitz 8,485.

(3)	Includes an aggregate of 34,740 shares subject to SARs held by executive officers exercisable within 60 days of January 31, 2018 and an aggregate of 159,410 deferred shares held by directors.

(4)	Excludes Mr. Hipple since he retired as of December 29, 2017.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Directors, officers and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Forms 3, 4 and 5 they file.
Based solely on our review of copies of forms that we have received, and written representations by our directors, officers and greater than 10% shareholders, all of our directors, officers and greater than 10% shareholders complied with all filing requirements applicable to them with respect to transactions in our equity securities during the fiscal year ended December 31, 2017.

RELATED PARTY TRANSACTIONS
We recognize that transactions between any of our directors or executive officers and us can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interests of our shareholders. Pursuant to its charter, the Governance and Organization Committee considers and makes recommendations to the Board with regard to possible conflicts of interest of Board members or management. The Board then makes a determination as to whether to approve the transaction.
The Governance and Organization Committee reviews all relationships and transactions in which Materion Corporation and its directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our Secretary is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions in order to enable the Governance and Organization Committee to determine, based on the facts and circumstances, whether Materion or a related person has a direct or indirect material interest in the transaction. As set forth in the Governance and Organization Committee’s charter, in the course of the review of a potentially material-related person transaction, the Governance and Organization Committee considers:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to Materion;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of Materion; and

•	any other matters the Governance and Organization Committee deems appropriate.
Based on this review, the Governance and Organization Committee will determine whether to approve or ratify any transaction which is directly or indirectly material to Materion or a related person.
Any member of the Governance and Organization Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote with respect to the approval or ratification of the transaction; however, such director may be counted in determining the presence of a quorum at a meeting of the Governance and Organization Committee that considers the transaction.

AUDIT COMMITTEE REPORT
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the annual report with management, and discussed the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the statement of Auditing Standard 1301: Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.
The Audit Committee discussed with the Company’s internal auditors and the independent registered public accounting firm the overall scope and plans for the respective audits. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held six meetings during 2017.
In reliance on these reviews and discussions, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.
The current Audit Committee charter is available on our website at https://materion.com.
Geoffrey Wild (Chairman)
Joseph P. Keithley
N. Mohan Reddy
Craig S. Shular

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (CD&A) provides an overview of our executive compensation program and 2017 pay determinations for our named executive officers (NEOs), as shown below:
Named Executive Officers
Jugal K. Vijayvargiya, President and Chief Executive Officer
    Richard J. Hipple, Executive Chairman (and prior President and Chief Executive Officer)
Joseph P. Kelley, Vice President, Finance and Chief Financial Officer
Gregory R. Chemnitz, Vice President, General Counsel and Secretary
Effective March 3, 2017, Jugal K. Vijayvargiya was appointed President and Chief Executive Officer of the Company, replacing Richard J. Hipple who was appointed Executive Chairman of our Board of Directors.
This CD&A consists of the following three sections:
Section I:     Executive Summary - 2017 in Review
Section II:     Executive Compensation Program Overview
Section III:     Details and Analysis of the 2017 Executive Compensation Program

Section I: Executive Summary - 2017 in Review
Materion Corporation has a long-standing and strong commitment toward pay-for-performance in its executive compensation programs. We maintain this orientation throughout economic cycles that may cause fluctuation in our operating results.

We believe the decisions regarding our NEO compensation program in 2017 described in the CD&A below reflect our ongoing commitment to sustaining our pay-for-performance philosophy.

2017 Company Performance Overview
The Company delivered strong sales and profit growth in 2017 driven by performance improvements across the business. Net sales of $1,139.4 million in 2017 increased 18% compared to $969.2 million in 2016. Value-added sales, a financial measure which is not prepared under generally accepted accounting principles (GAAP)(1), were $677.7 million in 2017, an increase of 13% year-over-year versus 2016 value-added sales of $599.9 million. Excluding value-added sales related to the acquisition of Heraeus’ high-performance target materials business (HTB) of $36.5 million in 2017, the base business grew at a robust rate of 7% compared to 2016 due to improvements in commercial execution, record new product sales, and strong end market demand. New product sales increased 29% in 2017 compared to 2016 and represented 16% of total value-added sales in 2017.

The Company reported operating profit of $38.6 million in 2017 compared to $27.1 million in 2016. Excluding special items related to CEO transition costs, cost reduction initiatives, legacy environmental costs, and merger and acquisition costs, adjusted operating profit(1) totaled $47.4 million in 2017, an increase of 29% compared to $36.8 million in 2016. Commercial and operational improvements drove the year-over-year increase in operating profit.

The Company also generated strong cash flow from operations of $67.8 million in 2017 and ended the year with $41.8 million of cash and only $3.8 million of total debt.

The Company generated a total shareholder return (including stock price appreciation plus dividends) of 24% for 2017.

(1) See Appendix A for a definition of value-added sales and a reconciliation of Non-GAAP to GAAP financial measures.

Key Financial and Strategic Highlights for 2017

•	Value-added sales of $677.7 million in 2017 an increase of 13% compared to $599.9 million in 2016
•	Cumulative shareholder return on our common shares for 2017 was 24%, compared to 14% for the Russell 2000 Index and 10% for the S&P SmallCap 600 - Materials Index
•	Increased quarterly dividend for a fifth consecutive year to $0.40 per share on an annual basis and returned $9.0 million to shareholders in the form of dividends and common share repurchases
•	Strong operating cash flow of $67.8 million for 2017 and ended the year with $41.8 million in cash and only $3.8 million in total debt
Chief Executive Officer Planned Leadership Succession
On March 3, 2017, Mr. Vijayvargiya was appointed President and Chief Executive Officer of the Company, replacing Richard J. Hipple who was appointed Executive Chairman of our Board of Directors.
Mr. Hipple joined the Company in 2006 and as part of the Board’s planned leadership succession served as Executive Chairman until his retirement on December 29, 2017. Under Mr. Hipple’s leadership, Materion significantly transformed from its origins as a traditional mining and metals-focused producer into a leading, global advanced materials company, focused on growth markets and underpinned by a strong balance sheet.
Mr. Vijayvargiya had an extensive 26-year international career with Delphi Automotive PLC (now known as Aptiv PLC), a leading global technology solutions provider to the automotive and transportation sectors. From 2012 to 2016, he led Delphi’s Automotive Electronics and Safety segment, a $3 billion global business based in Germany. In this role, he served as an officer of Delphi and a member of its Executive Committee. Previously, Mr. Vijayvargiya served in progressively responsible positions in Europe and North America in product and manufacturing engineering, sales, product line management, acquisition integration and general management.

Mr. Vijayvargiya’s extensive experience made him ideally suited to drive the focused execution and acceleration of Materion’s growth and profitability. In conjunction with Mr. Vijayvargiya’s appointment to President and Chief Executive Officer, the Board approved an annual target compensation package that consists of a base salary of $700,000, a target Management Incentive Plan opportunity of 90% of his base salary, and a 2017 long-term incentive (LTI) annual target grant value of $1,600,000 to be divided equally between Performance-based Relative Total Shareholder Return (RTSR) Restricted Stock Units, Performance-based Return on Invested Capital (ROIC) Restricted Stock Units, Stock Appreciation Rights, and time-based Restricted Stock Units. The Board believed it was important to establish a target annual pay mix weighted heavily towards long-term incentives and performance-based pay like our other NEOs. In recognition of the value of the equity compensation forfeited by Mr. Vijayvargiya when he resigned from Delphi, the Compensation Committee approved a sign-on bonus of $1,400,000 that is non-forfeitable as to one-third of the amount on March 3, 2018 and two-thirds of the amount on March 3, 2019. Full details of Mr. Vijayvargiya’s compensation and benefits are described in Section III; Details and Analysis of the 2017 Executive Compensation Program, page 24.

Summary NEO Compensation Decisions and Actions in 2017

Factors Guiding NEO Compensation Decisions	•	Market compensation rates, including within Materion's compensation peer group, for each position
	•	Company's performance against pre-established goals
	•	Experience, skills and expected future contributions and leadership
	•	Contributions and performance of each individual
2017 NEO Compensation Decisions (see below for details)	•
Target Total Direct Compensation: The target total direct compensation for Messrs. Hipple, Chemnitz, and Kelley in 2017 was 3.0% and 1.6% lower and 4.7% higher than 2016, respectively. The target total direct compensation is managed within 20% of the market median. In 2017 the target total direct compensation for Messrs. Vijayvargiya and Kelley was 15% lower than the market median and for Mr. Chemnitz 17% higher than the market median. Mr. Hipple’s target total direct compensation did not change upon being appointed Executive Chairman on March 3, 2017.

	•	Base Pay: NEO salary increases were 2.0% for Mr. Hipple, 8.15% for Mr. Kelley and 2.75% for Mr. Chemnitz.
•
Management Incentive Plan (MIP): Payout under the MIP was based on Company adjusted operating profit and value-added sales growth performance versus goals. The Company achieved 179.4% of its adjusted operating profit target and 200% of its value-added sales target, resulting in MIP awards at approximately 182.5% of target for our NEOs.

•
Long-term Incentives (LTI): The Committee determined 2017 equity grants after carefully considering (1) the Company's 2016 performance, (2) comparative market pay practices and (3) our performance-driven compensation philosophy. In 2017, performance-based grants represented about 75% of the overall target equity opportunities for Messrs. Vijayvargiya and Hipple, and 60% of the overall target equity opportunities for Messrs. Kelley and Chemnitz. The target equity opportunity (as a percent of base salary) for Mr. Hipple and Mr. Chemnitz was reduced by 10% and remained unchanged for Mr. Kelley.

2017 NEO Compensation Program Design Changes	•
As part of several cost containment measures taken in 2017, the target long-term equity opportunity (as a percent of base salary) for Messrs. Hipple and Chemnitz was reduced by 10%. In addition, to better align with market practice, the performance-based LTI components (PRSUs and SARs) were reduced from 75% to 60% of the total target LTI opportunity for Messrs. Kelley and Chemnitz.

Shareholder Advisory Vote Consideration	•
At our 2017 annual meeting of shareholders, we received approximately 96% approval from our shareholders, based on the total votes counted, for our annual advisory "Say-on-Pay" proposal to approve the compensation of our NEOs. The Committee considered these voting results at its meetings after the vote, and while it believes the voting results demonstrate significant support for our overall executive compensation program, the Committee remains dedicated to continuously improving the existing executive compensation program and the governance environment surrounding the overall program.

Other Changes in Prior Years
In addition to the above compensation program design changes made in 2017, the Committee has made a number of executive pay and related corporate governance changes over the past several years to further align our executive compensation program with market competitive best practices. Specifically, the Committee:

Compensation Program Design	•	Established stock ownership and retention guidelines for the NEOs and non-employee directors to further promote long-term equity ownership.
•
Introduced a value-added sales metric (defined as sales less the cost of gold, silver, platinum, palladium and copper), in addition to the existing operating profit measure, within our annual MIP to allow for a more meaningful assessment of our performance.

•
Put more stock and compensation at risk by increasing the weighting on the PRSUs to between 40% and 50% (from 33% in 2012) of the total target LTI award mix for our NEOs. The LTI program for 2017 had four components, comprised of stock appreciation rights (SARs), PRSUs tied to our Relative Total Shareholder Return (RTSR) (RTSR PRSUs), PRSUs tied to our absolute Return On Invested Capital (ROIC) (ROIC PRSUs) and time-based restricted stock units (RSUs). Including all PRSUs and SARs, 60% or 75% of the total target LTI award mix for our NEOs is “at risk.”

	•	Eliminated all executive perquisite programs, other than periodic executive physicals, for the NEOs.
	•	Moved timing of annual base salary increase reviews for NEOs from January 1 to late March to align the Company’s annual merit review process for all other U.S.-based employees.
Corporate Governance	•	Eliminated the "modified single trigger" provision from all future severance agreements with new executives.
	•	Allowed the excise tax gross-up provisions in existing severance agreements to expire in 2012 and exclude gross-up provisions from any new agreements.
•
Implemented a "double trigger" change in control vesting provision for all new equity grants beginning in 2011, which provides that outstanding equity grants will vest on an accelerated basis either if the awards are not continued, assumed or replaced upon the occurrence of a change in control or if the executive experiences a subsequent qualifying termination of employment. The change in control beneficial ownership percentage trigger was also increased to 30%.

•
Implemented a formal clawback policy that goes beyond the existing provisions contained in our equity award agreements and mandates of the Sarbanes-Oxley Act of 2002. If and when final regulations for clawbacks are promulgated by the SEC and the NYSE under the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act), we will modify our policy accordingly to ensure compliance with such new regulations.

Section II: Executive Compensation Program Overview
Compensation Philosophy and Objectives
Our long-standing compensation philosophy has three key objectives:

•	Attract, motivate and help retain key executives with the ability to profitably grow our business portfolio;

•	Build a pay-for-performance environment with total pay levels targeted at the competitive market median; and

•	Provide opportunities for share ownership to align the interests of our executives with our shareholders.

Primary Components of the NEO Compensation Program for 2017
To achieve these objectives, our NEO compensation program includes the following primary components:

Component	Purpose / Objective	Performance Linkage	Form of Payout
Base Salaries	Provide a fixed, competitive level of pay based on responsibility, qualifications, experience and performance	Moderate: merit increases are based on individual performance	Cash
Short-term Cash Incentives (MIP)	Align variable pay with short-term performance in support of our annual business plan and strategic objectives	Strong: awards are tied to pre-established financial goals	Cash
Long-term Incentives (LTI) including: SARs, PRSUs and RSUs	Align variable pay with longer term, sustained performance and shareholder value creation; enhance executive retention and provide an equity stake to further align with shareholder interests
Strong: PRSUs represent about 40% - 50% of the total target award opportunity, and, including SARs (the value of which is tied to stock price appreciation), about 60 - 75% of total target LTI is “at risk”
SARs and RSUs are payable in shares. PRSUs are payable in shares for payouts up to target and in cash above target
Health, Welfare and Retirement Benefits	Provide for competitive health, welfare and retirement needs and enhance executive retention. NEOs are also eligible for periodic executive physicals, but no other perquisites are provided	None	Retirement benefits are payable in cash following qualifying separation from service

Target Total Pay Mix

Due to our pay-for-performance philosophy, the Committee has set base salaries as a relatively small part of target total pay for the NEOs and has provided a significant portion of target total pay for the NEOs in the form of equity-based LTI, consisting of grants of SARs, PRSUs and RSUs that align NEOs' interests with those of our shareholders. In 2017, performance-based LTI grants represented about 60% to 75% of the target equity opportunities offered to our NEOs.
The following charts summarize the target total pay mix for our current and prior CEO and the average target total pay mix for our other NEOs:

As shown above, the majority of the target total pay mix is tied to variable, performance-based incentives, with considerable emphasis on equity-based LTI. Overall, the charts illustrate the following:

•
Long-term incentives represent 54% of the target total pay mix for our current CEO, with 46% of the target total pay mix provided in the form of cash-based, short-term pay (the combination of salary and target MIP);

•	Long-term incentives represent 39% of the average target total pay mix for our other two NEOs, with the remaining 61% provided in the form of cash-based short-term pay; and

•
Performance-based pay (the combination of target MIP, SARs and PRSUs) is approximately 63% of target total pay for our current CEO and averages over 47% of target total pay for our other two NEOs, versus fixed pay (salary and time-based vesting RSUs) of about 37% and 53%, respectively.

Our Commitment to Sound Corporate Governance
The Committee works to ensure that our executive compensation program adheres to sound corporate governance and market competitive best practices. The following table highlights our shareholder-friendly corporate governance practices:

	What We DO		What We DON'T DO
•	Target pay mix places primary emphasis on variable incentives to align pay with performance.	•	No single trigger acceleration provisions in the event of a change in control for cash severance or equity awards.
•	Incentives are tied to pre-established, objective goals, with no payouts for below-threshold performance.	•	No excessive benefits or NEO perquisites, other than periodic executive physicals.
•	Majority of LTI awards are “at risk”, with about 50% based on PRSUs tied to three-year performance goals.	•	No excise or other tax gross-ups in current or future NEO employment or severance agreements.
•	NEOs are subject to mandatory stock ownership guidelines along with stock holding requirements.	•	No repricing of SARs or stock options without prior shareholder approval.
•	Incentive awards to NEOs are subject to a formal clawback policy.	•	No multi-year guarantees for salary increases, bonuses, incentives, or equity grants.
•
NEO pay is initially targeted in the median range of our peer group and third-party general industry surveys for all elements of compensation, including base salary, target MIP opportunities and target LTI awards.
		•	No dividend equivalents or dividends paid on unearned PRSUs.
		•	No share hedging or pledging activities.

The Compensation Committee and its Role in Determining NEO Pay
The Committee is responsible for the design and oversight of our executive compensation programs covering NEOs, including the Executive Chairman. All of the members of the Committee are independent, non-employee directors as defined by the rules of the NYSE. The Committee makes policy and strategic recommendations to the Board of Directors (Board) and has authority delegated from the Board to, among other things:

•	Implement executive pay decisions;

•	Design the base pay, incentive pay and benefit programs for the NEOs;

•	Assess and address any inherent risks in executive and employee compensation programs;

•	Oversee the equity incentive plans; and

•	Oversee the administration of our stock ownership guidelines.

The Committee met seven times in 2017 and most meetings included an executive session during which management was not present. Most compensation decisions are finalized in the first quarter of each fiscal year. The Committee charter, which sets forth the Committee's responsibilities on a more comprehensive basis, is available under the “Corporate Governance” tab at http://materion.com and is reviewed on an annual basis to ensure it continues to satisfy changing corporate governance requirements and expectations.

The Committee considers market information and advice provided by an independent compensation consultant (Frederic W. Cook & Co., Inc. (FW Cook)) and other advisors. It also reviews business documents such as budgets, financial statements and management reports of our business activities, as well as individual performance assessments, in making its decisions. Additionally, it considers other factors, such as the experience, skill sets and contributions of each NEO toward our overall success. The Committee receives input from the CEO with respect to salaries, incentives and total pay for the other NEOs, and input from the other NEOs for other executives who are part of the Committee's responsibility. However, all compensation decisions for these individuals are ultimately made by the Committee and all compensation decisions for the CEO and Executive Chairman are made by the Committee. In addition, the Committee reviews compensation element values and totals, primarily to identify any competitive issues, gain an understanding of the relative dollar values of each compensation element and to understand the magnitude of total compensation.

The Role of Management in Providing Input on Executive Pay to the Committee
Management provides periodic updates to the Committee regarding business performance and forecasts. Management also provides input on incentive compensation plan performance goals, based on the annual business plan approved by the Board. As noted above, NEOs also provide individual performance assessments and base salary recommendations for their direct reports whose pay is subject to Committee oversight.

The Role of the Independent Compensation Consultant and Other Independent Advisers to the Committee

In determining compensation elements and performance goals for the NEOs, the Committee relies on several resources, including the services of an independent compensation consultant as well as other periodically retained independent advisers. In 2017, the Committee again engaged FW Cook to serve as its independent compensation consultant.

FW Cook works directly for the Committee (and not on behalf of management) and assists the Committee in evaluating our executive compensation program, including peer group composition, competitive benchmarking, program design and staying abreast of market practices and trends.

For 2017, the Committee assessed the independence of FW Cook, as required under NYSE listing rules. The Committee also considered and assessed all relevant factors, including but not limited to, those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, that could give rise to a potential conflict of interest with respect to FW Cook's work. Based on the review, we are not aware of any conflict of interest that has been raised by the work performed by FW Cook.

How Pay is Set: Peer Group Companies

For 2017 compensation determinations and assessments were made primarily against a comparison group of 19 public companies in the steel/metals & mining, specialty/commodity chemicals, and semiconductor/electronics industries as selected by FW Cook and approved by the Committee. FW Cook reviews and updates the comparison group for continued appropriateness based on industry and company size, utilizing companies with annual revenues greater than $300 million and within a reasonable size range in various metrics, such as revenues, operating income, total assets, total equity, total employees and market capitalization. The comparison group selection criteria are also based on companies that have similar business characteristics. The comparison group is the same peer group used for determining long-term incentive award PRSU TSR payouts. The following companies were included in the 2016 comparison group used to assist with setting target compensation:

	Composite Percentile Rank(1)
Company Name	Size(2)	Profitability(3)	Growth(4)	TSR(5)	Ticker
Amtel Corporation	69%	32%	24%	72%	ATML
Cabot Corporation	89%	11%	24%	53%	CBT
Carpenter Technology Corp.	82%	49%	50%	14%	CRS
Castel (A.M.) & Co.	8%	1%	0%	0%	CAS
Chemtura Corporation	72%	91%	40%	72%	CHMT
Coherent, Inc.	52%	82%	67%	72%	COHR
CTS Corporation	20%	31%	40%	78%	CTS
Entegris, Inc.	68%	59%	66%	72%	ENTG
Ferro Corporation	52%	77%	38%	75%	FOE
Haynes International, Inc.	16%	47%	62%	31%	HAYN
II-VI Incorporated	52%	66%	69%	67%	IIVI
Integrated Device Tech., Inc.	49%	83%	81%	97%	IDTI
Kemet Corporation	32%	11%	46%	6%	KEM
Kraton Performance Polymers	30%	22%	25%	31%	KRA
Materion Corporation	32%	42%	59%	43%	MTRN
Minerals Technologies Inc.	80%	65%	69%	39%	MTX
Olympic Steel Inc.	21%	11%	19%	17%	ZEUS
PolyOne Corporation	85%	74%	71%	64%	POL
Quaker Chemical Corporation	33%	79%	59%	64%	KWR
Rogers Corporation	38%	59%	52%	28%	ROG
(1)    Data - 2015 data was the latest data available when the FW Cook analysis was prepared in 2016.

(2)	Size - Refers to the peer company’s average percentile rank relative to the group in revenue, assets, equity and employees.

(3)
Profitability - Refers to the peer company’s average percentile rank relative to the group in one and three year cumulative net income and net income average return on net revenue, average total assets, average total equity, and average total capital.

(4)
Growth - Refers to the peer company’s average percentile rank relative to the group in one and three year cumulative compound annual growth rate (CAGR) in net revenue, operating cash flow, net income, and diluted earnings per share (EPS).

(5)	TSR - Refers to the peer company’s one and three year average percentile rank relative to the group in total shareholder return.

In establishing the comparison above, the Committee agreed to remove A.M. Castle due to non-compliance with NYSE listing standards, Amtel due to its acquisition by Mircochip Technology, Chemtura due to its acquisition by Lanxess AG, and Horsehead Holding due to bankruptcy. The Committee also agreed to add Calgon Carbon, Innophos Holdings, Rayonier Advanced Materials, Schweitzer-Mauduit International, and Suncoke Energy. All five of these companies were added for reasons including more comparable size and similar business. Based on FW Cook’s September 2016 report, the Company ranked near the median range of comparison companies, on average, in terms of company size, profitability, growth, and shareholder return. This competitive ranking indicates that the comparison group is a reasonable competitive benchmark and that the median range is an appropriate and fair range to target total direct compensation opportunities for the Company’s Officers, with actual pay delivered dependent on Company and individual performance.
Given the strong correlation between revenue and executive pay, FW Cook size-adjusts the competitive market by using the median pay of the comparison group, where the Company is positioned near the median of the group in terms of company size, profitability, growth, and shareholder return. The peer company data is blended with median third-party survey data, regressed and adjusted based on the Company’s corporate and business unit revenue scope. The third-party survey data used is from the 2016 Towers Watson Executive Compensation Database and the 2015 Aon Hewitt Total Compensation Measurement Survey. The Towers Watson survey includes 484 organizations ranging in size from approximately $100 million to over $100 billion. The Aon Hewitt survey includes 401 organizations ranging in size from approximately $30 million to over $100 billion. Data selected from these surveys is scoped based on Company revenue.
The median comparison group data and the size-adjusted third-party survey data is used to set a targeted range for the Company’s pay elements, which is referred to as the median market range. These targeted ranges are within 10% of median for base salaries, within 15% of median for annual cash incentive targets, and within 20% of median for both long-term incentive targets and for target total direct compensation. In making compensation decisions, the Committee reviews these target ranges; however, individual executive officers’ total direct compensation, or elements thereof, may vary above or below the market median range due to the executive’s skills, experience in current role, tenure with the Company and individual performance.
Based on the 2016 comparison group and third-party survey data described above, targeted total direct compensation for 2017 for our executive officers at the time of the Committee’s compensation review (which excluded Mr. Vijayvargiya) was within the market median range for target total direct compensation. FW Cook reported that the average mix of base salary, annual cash incentive and annual long-term incentive opportunity for our executive officers, including the CEO, was representative of competitive practices. The Company’s practice of using a portfolio of grant types is consistent with the majority of comparative company practices. FW Cook also reported that the Company’s equity compensation grant practices for 2017 ranked below the median of the comparison group both in terms of equity compensation cost and share usage, primarily due to the use of cash-settled awards below the executive officer level.
In looking ahead, the Committee reviewed the peer group of comparison companies that would be used to assist in setting 2018 target compensation. The Committee decided no further actions to the markup of the peer group, as mentioned above, were required given the Company’s current financial position. The Company maintains its ranking near the median of the comparison companies in terms of size, profitability, growth, and shareholder return.
Section III: Details and Analysis of the 2017 Executive Compensation Program
The following is an explanation and analysis of the 2017 pay elements:
Base Salary
The Committee approved base salary increases effective March 25, 2017 for all NEOs with the exception of Mr. Vijayvargiya, the incoming Chief Executive Officer. The Committee approved and recommended to the Board Mr. Vijayvargiya's base salary, in conjunction with his total compensation package effective March 3, 2017. In 2017, Mr. Kelley received two base salary increases. The first increase of 5.0% was effective March 2017 and the Committee approved an additional increase of 3.0%, effective October 7, 2017 to bring Mr. Kelley's base salary more in line with the market range for Chief Financial Officer base salaries (in other words, 95% of the market median) and to recognize individual performance. Salary adjustments in 2017 were made to maintain or improve alignment with the existing competitive positioning against market median information described above and to recognize each NEO's 2016 performance, 2017 responsibilities and past and future expected contributions towards our success.

	2016 Base Salary	2017 Base Salary	% Increase
Jugal K. Vijayvargiya	---	$700,000	N/A
Richard J. Hipple	$854,600	871,700	2.00%
Joseph P. Kelley	390,000	421,800	8.15%
Gregory R. Chemnitz	396,800	407,700	2.75%

2017 Management Incentive Plan (MIP)
Early in the year, the Board approved an annual operating plan that reflected our expectations for our performance during 2017. The annual operating plan called for a 7.1% increase in value-added sales compared to 2016.

The Committee used the 2017 annual operating plan as the basis for setting our 2017 MIP goals of adjusted operating profit (OP) and value-added sales (VAS) growth. VAS is the amount equal to the Company’s sales minus the aggregate cost to the Company of gold, silver, platinum, palladium and copper. The adjusted OP goal accounted for 85% of each NEO's total target annual incentive opportunity and the VAS growth goal accounted for 15% of the total target annual incentive opportunity. The Committee determined that meeting these goals would require significant effort and achievement on the part of the executive team and all Company employees in the continued execution of our growth strategy.

2017 target annual incentives as a percentage of salaries for all NEOs were within the market range and remained the same as 2016 at 117% for Mr. Hipple, 65% for Mr. Kelley and 56% for Mr. Chemnitz. The Committee approved and recommended target annual incentive of 90% for Mr. Vijayvargiya as part of his compensation package.

Name	2017 MIP Performance Measures and Target Payout as a % of Salary
	VAS Growth (15%)	Adjusted OP (85%)	Total MIP Target
Jugal K. Vijayvargiya	13.50%	76.50%	90%
Richard J. Hipple	17.55%	99.45%	117%
Joseph P. Kelley	9.75%	55.25%	65%
Gregory R. Chemnitz	8.40%	47.60%	56%

Actual payouts can range from 0% of target awards for below-threshold results, up to 200% of target awards at maximum levels and are determined on the basis of interpolation. Additionally, MIP payouts are subject to recoupment under our clawback policy.

The table below shows the threshold, target and maximum performance goals for 2017 as well as actual results:

($ in millions)	2017 MIP Performance Goals and Results					Results
Performance Metric	Weighting	Threshold (Funds 25%)	Target (Funds 100%)	Maximum (Funds 200%)	2017 Actual Performance	% of Target Award Earned
Adjusted OP(1)	85.0%	$34.7	$41.0	$49.1	$47.4	179.4%
VAS Growth	15.0%	3.0%	7.1%	11.0%	13.0%	200.0%
(1) Actual 2017 operating profit for incentive compensation excludes the impact of one-time items, which include CEO transition costs, cost reduction initiatives, legacy environmental costs, and merger and acquisition costs. See Appendix A for a reconciliation of non-GAAP to GAAP financial measures.

The Company's adjusted OP was $47.4 million in 2017, which exceeded the target performance goal of $41.0 million, resulting in an earned payout of 179.4% of target for that portion of the award opportunity. The VAS was 13.0%, which exceeded the maximum of 11.0%, which resulted in an earned payout of 200% (maximum) for that portion of the award opportunity.

Overall, total MIP awards for all NEOs were earned at approximately 182.5% of target levels in 2017 given the strong financial performance, up from approximately 79% of target in 2016. The table below shows the total 2017 MIP awards earned as a result of the 2017 adjusted OP and VAS growth performance compared to goals:

			Payouts by Performance Measure		Total MIP Payout
	MIP Target		Adjusted OP(1)	VAS Growth
Name	%	$
Jugal K. Vijayvargiya	90%	$630,000	$960,687	$189,000	$1,149,687
Richard J. Hipple	117%	1,019,899	1,555,229	305,967	1,861,196
Joseph P. Kelley	65%	266,175	405,890	79,853	485,743
Gregory R. Chemnitz	56%	228,312	348,153	68,494	416,647
(1)Actual 2017 operating profit for incentive compensation excludes the impact of one-time items, which include CEO transition costs, cost reduction initiatives, legacy environmental costs, and merger and acquisition costs. See Appendix A for a reconciliation of non-GAAP to GAAP financial measures.

Long-term Incentive Equity-based Awards

General

Target LTI award values are determined based on consideration of the market median range, as well as the experience, responsibilities and performance of each executive. The outstanding equity grants currently held by each NEO are not taken into consideration in making new grants to that NEO.

LTI Award Vehicles and Grants Made in 2017

The LTI program for 2017 had four components and included:

•
Stock Appreciation Rights (SARs), which are granted at fair market value and appreciate in value based on increases in our share price and, consequently, the capital appreciation achieved for shareholders. SARs generally vest three years after the grant date, subject to the NEO's continued service with us on such date. The SARs have a term of seven years during which they can be exercised if vested and are settled (when exercised) in shares.

•
Restricted Stock Units (RSUs), which are designed for retention purposes and are earned by our NEOs based on the passage of time and continued employment. The RSUs generally vest three years after the grant date, subject to the NEO's continued service with us on such date, and are settled in shares.

•
Performance-based Restricted Stock Units (RTSR PRSUs), which are tied to our Total Shareholder Return over three years versus the TSR of our peer group (identified above under "Peer Group Companies"). These awards are intended to align executive pay with long-term shareholder value creation and RTSR performance. RTSR PRSUs generally vest at the end of the performance period, contingent on the NEO still being employed. Any earned RTSR PRSU awards are settled in shares for performance from 0% to 100% of target and settled in cash for performance above 100%. Award funding can range from 0% to 200% of target levels, based on our three-year TSR positioning relative to peers as shown in the table below:

Performance Level	Three-Year RTSR vs. Peers	% of Target RTSR PRSUs Earned
Below Threshold	Below 25th Percentile	0%
Threshold	25th Percentile	50%
Target	50th Percentile	100%
Maximum	80th Percentile	200%

•
Performance-based Restricted Stock Units (ROIC PRSUs), which are tied to our average ROIC for 2017, 2018 and 2019, are measured for each year by comparing the invested capital on December 31st of the previous year to the invested capital on December 31st of the current year. These ROIC PRSU awards are intended to further align executive pay with Company performance over a multi-year period, as measured by ROIC, which we believe correlates with long-term shareholder value creation. ROIC PRSUs generally vest at the end of the performance period, contingent on the NEO still being employed. Any earned ROIC PRSUs for grants made in 2017 are settled in stock for performance up to 100% and in cash for performance above 100%. Award funding can range from 0% to 200% of target levels, as shown in the table below:

Performance Level	ROIC	% of Target ROIC PRSUs Earned
Below Threshold	Below 6.3%	0%
Threshold	At 6.3%	50%
Target	At 7.8%	100%
Maximum	9.3% or greater	200%

For both RTSR PRSU and ROIC PRSU awards, funding levels for results in between designated performance levels will be determined using interpolation. The actual value of these awards will be based on the number of shares (whether settled in shares or cash) earned, if any, and our corresponding stock price at the time of settlement. No dividends will be paid on any unearned PRSUs.

Mr. Vijayvargiya’s 2017 SAR and RSU grants had the same features as the ones described above with the exception of vesting generally one-third on each of the first three anniversary dates measured from March 3, 2017.

In recognition of Mr. Hipple’s assistance during the planned CEO succession, his 2016 and 2017 SAR and RSU grants will continue to have normal vesting of three-years and were not forfeited when he retired on December 29, 2017. His 2017 PRSU grants will continue to vest per the plan agreement.

The table below shows the various equity grants in 2017 and their associated grant date fair values for the NEOs:

Name	2017 Equity Grants (# of shares)				2017 Equity Grants (Grant Date Fair Values)
	SARs	RTSR PRSUs	ROIC PRSUs	RSUs	SARs	RTSR PRSUs	ROIC PRSUs	RSUs
Jugal K. Vijayvargiya	31,822	10,641	10,641	10,641	$350,678	$269,111	$377,756	$377,756
Richard J. Hipple	33,358	11,307	11,307	11,307	361,267	285,954	397,441	397,441
Joseph P. Kelley	6,669	2,261	2,261	4,521	72,225	57,181	79,474	158,913
Gregory R. Chemnitz	5,605	1,900	1,900	3,800	60,702	48,051	66,785	133,570
Totals	77,454	26,109	26,109	30,269	$844,872	$660,297	$921,456	$1,067,680

Grant date fair values shown above for SARs are based on the Company's fair value assumptions, as calculated using the Black-Scholes pricing model, which is used for accounting expense recognition purposes.

The Committee is solely responsible for granting equity awards. The awards traditionally are granted in late February or early March after the Company's annual earnings have been announced. Equity grants for 2017 were made to Messrs. Hipple, Kelley, and Chemnitz on February 23, 2017, while Mr. Vijayvargiya's awards were made on March 3, 2017. The award values shown above are based on a grant date fair value per share. In 2007, the Committee adopted Stock Award Administrative Procedure Guidelines related to the various forms of equity grants designed to formalize the process of establishing the date of grant, grant prices at fair market value, and other administrative practices appropriate for equity grants to executives.

To minimize the impact of daily stock price volatility, equity grant calculations are based on our average closing stock price for the last full month ending at least ten business days prior to the grant date. Equity grant levels shown above were based on our average closing stock price in February 2017 of $35.50 for Mr. Vijayvargiya and $39.68 for the month of January 2017 for other NEOs.

Under the terms of the LTI awards, our NEOs are required to forfeit outstanding awards and pay back any amounts realized from equity grants if they engage in activity deemed to be detrimental to the Company, as defined in the applicable equity award agreements. Any gains on equity grants are also subject to our clawback policy.

Payout of PRSUs - Grants Made in 2015
Our LTI program for 2015 had the same four components, each weighted equally in terms of target award value, including: (1) SARs that generally vested three years after the grant date, subject to continued service on such date; (2) time-based RSUs that generally vested three years after the grant date, subject to continued service on such date; (3) three-year performance-based PRSUs tied to RTSR; and (4) three-year performance-based PRSUs tied to average ROIC for 2015, 2016 and 2017.

The vesting periods for the SARs and time-based RSUs have been completed. The performance period for the PRSUs (RTSR and ROIC) ended on December 31, 2017. Award funding for RTSR PRSUs was based on our three-year TSR positioning relative to a peer group as follows: performance below the 25th percentile would fund 0% of the target award; performance at the 25th percentile would fund 50% of the target award; performance at the 50th percentile would fund 100% of the target award; and performance at or above the 80th percentile would fund 200% of the target award. Funding levels for results between the designated performance levels were determined using interpolation. Our three-year TSR positioning relative to our peer group for the 2015 RTSR PRSUs was at the 32nd percentile of the peer group, resulting in an award payout equal to 63% of target award opportunity as determined by using interpolation. Award funding for ROIC PRSUs ranged from 0% to 200% of target as follows: performance of 7.0% ROIC would fund 25% of the target award; performance of 9.1% ROIC would fund 100% of the target award; and performance at or above 10.7% ROIC would fund 200% of the target award. No PRSUs would be earned for performance below the threshold level of 7.0% ROIC. Funding levels for results in between designated performance levels were determined using interpolation. Our ROIC as measured by our average ROIC for 2015, 2016 and 2017 was 7.4% and between threshold and target, resulting in an award payout equal to 38% for the 2015 ROIC PRSUs using interpolation.

Other Policies, Practices and Guidelines
Severance Agreements
Messrs. Vijayvargiya and Hipple are party to Severance Agreements that provide eighteen months and twenty-four months, respectively, of severance benefits in the event of an involuntary termination of employment by the Company, other than for cause or gross misconduct, or due to resignation as a result of a reduction in salary or incentive pay opportunity, provided that such a reduction in salary or incentive pay opportunity is not part of a general reduction in compensation opportunity for all officers. Messrs. Kelley and Chemnitz are also parties to Severance Agreements that provide for severance benefits in specified circumstances, as described below. These Severance Agreements were adopted to help retain top level executives.

The Severance Agreements provide Messrs. Vijayvargiya, Hipple, Kelley and Chemnitz with benefits upon certain qualifying terminations of employment following a change in control. The triggering events for a change in control are described in the section entitled “Potential Payments Upon Termination or Change in Control” below and were designed to be competitive and reasonable based primarily on advice from legal counsel as well as the experience of our directors. If Messrs. Vijayvargiya and/or Kelley resign for “Good Reason” (as described in the Severance Agreement), or their employment is terminated by the Company for reasons other than for cause during the two-year period following a change in control, they will generally receive two years of severance benefits. Under the same circumstances, Messrs. Hipple and Chemnitz will receive essentially three years of severance benefits. The severance benefits for Messrs. Vijayvargiya, Kelley and Chemnitz are described below under “Potential Payments Upon Termination or Change in Control”. Mr. Hipple retired on December 29, 2017 and, therefore, is not described below.

None of the Severance Agreements provide for any excise tax "gross-up" provisions for the “parachute tax” under Code Section 280G. The Committee confirmed its intent not to enter into any new Severance Agreements that included such a provision.

The Committee believes the Severance Agreements are an important part of the competitive executive compensation package because they help ensure the continuity and stability of executive management and provide protection to the NEOs. The Committee also believes the Severance Agreements reduce the NEOs' interest in working against a potential change in control and help to minimize interruptions in business operations by reducing any concerns they have of being terminated prematurely and without cause during an ownership transition. The Company benefits from these agreements in that in exchange for the protections offered, each NEO agrees to:

•	Refrain from competing while employed and for two years after a termination of employment;

•	Refrain from soliciting any employees, agents or consultants to terminate their relationship with us;

•	Protect our confidential information; and

•	Assign to the Company any intellectual property rights to any discoveries, inventions or improvements made while employed by us and within one year after employment terminates.

Retirement Benefits
We provide retirement and deferred compensation benefits to our NEOs under certain Company plans and arrangements, including the:

•	Materion Corporation Pension Plan (Pension Plan);

•	Materion Corporation Supplemental Retirement Benefit Plan (SRBP);

•	Materion Corporation Retirement Savings Plan (401(k) Plan); and

•	Materion Corporation Restoration & Deferred Compensation Plan (RDCP).

Prior to 2011, we provided special awards under a plan (further described below in connection with the SRBP) that was designed to supplement the retirement benefits provided under the Pension Plan for the NEOs. These special awards were eliminated at the end of 2010, with the SRBP assuming the same role beginning in 2011. The Committee believes each of these programs is necessary from a competitive viewpoint (because many companies with whom we compete for talent offer similar retirement benefits) and for retention purposes.

Pension Plan
The Pension Plan is a tax-qualified defined benefit pension plan that provides retirement compensation to approximately 51% of our U.S. employees. All of the NEOs participate in the Pension Plan, with the exception of Mr. Vijayvargiya, which was closed to new employees hired after May 25, 2012. Before June 1, 2005, the benefit formula under the Pension Plan was 50% of the final average earnings over the highest five consecutive years minus 50% of the annual Social Security benefit, with the result prorated for service of less than 35 years. Effective as of May 31, 2005, we froze the benefit under the prior formula for all employees, including the participating NEOs.

Beginning June 1, 2005, the Pension Plan formula was reduced for all participants, including the participating NEOs, to 1% of each year's compensation, as defined in the Pension Plan. The retirement benefit for these individuals will be equal to the sum of the benefit earned as of May 31, 2005 and the benefit earned under the new formula for service after May 31, 2005. Because the amount of compensation that may be included in the formula for calculating pension benefits and the amount of benefit that may be accumulated in the Pension Plan are limited by the Code, the participating NEOs will not receive a Pension Plan benefit equal to 1% of their total pay.

In 2015, the Board amended the Pension Plan effective January 1, 2016, to allow participants to elect a lump sum payment, limited to $100,000, following termination in lieu of a future annuity.

The Code limitations associated with the Pension Plan are taken into account by the Committee in determining amounts intended to supplement retirement income for the participating NEOs, such as the SRBP and the RDCP described below. The benefit accumulated under the Pension Plan does not affect any other element of compensation for the participating NEOs, except to the extent it is included in the calculation of payments that may be paid upon a change in control or other potential severance payments, as described below in “Potential Payments Upon Termination or Change in Control”.

SRBP
The Committee and the Board approved the SRBP and it became effective in September 2011. The SRBP is an unfunded, non-qualified deferred compensation plan that provides retirement benefits for a select group of management or highly compensated employees to supplement the pension benefits paid to them from the Pension Plan. As noted above, the Pension Plan is the primary vehicle for providing retirement compensation to the majority of our employees, including the participating NEOs.

Through 2010, the Committee made special awards to participating NEOs to provide supplemental retirement compensation because of the limitations imposed under the Code, which place caps on the amount of eligible compensation used for purposes of determining benefit amounts under the Pension Plan. Special awards were current, taxable annual payments made to certain NEOs to take the place of a traditional supplemental executive retirement plan. The Committee elected to replace the special awards with the SRBP because the circumstances that gave rise to the special awards concept have changed and become more favorable to the use of a traditional supplemental executive retirement plan. 2017 participants in the SRBP include Messrs. Hipple and Chemnitz as well as other members of senior management who were participants in the SRBP before the Pension Plan was closed to new hires on May 25, 2012. Mr. Chemnitz was named as a participant in the SRBP in December 2012, with all service included since his hire date in September 2007. Since Mr. Chemnitz did not receive any special awards, his Offset Amount (as explained below) is zero. Messrs. Vijayvargiya and Kelley do not participate in the SRBP but receive retirement benefits due to Code limitations through the RDCP as described below.

A participant's benefit under the SRBP will be the amount of the participant's “Prevented Benefits” (as described below), reduced by a participant's designated “Offset Amount” (in other words, the total amount that was paid to the participant in prior years as special award payments), as set forth in the SRBP. A participant's interest in benefits payable under the SRBP will be vested and non-forfeitable to the same extent and in the same manner as benefits are vested and non-forfeitable under the Pension Plan. The benefits payable under the SRBP will be paid to a participant in a single sum payment on or about the first day of the third month next following the date of his separation from service, or in certain cases as necessitated by Section 409A of the Code, the first business day of the month that is at least six months after his separation from service.

“Prevented Benefits” for purposes of the SRBP means the difference, expressed as a single sum, between the regular pension benefits payable to a participant under the Pension Plan and the regular pension benefits that would be so payable to the participant under the Pension Plan if such benefits were determined based on the inclusion of any compensation that was deferred on an elective basis under any non-qualified deferred compensation plan or agreement with an employer and without regard to limitations on covered compensation and benefit amounts imposed by the Code and taking into account any special calculation provisions for a participant as set forth on Schedule I to the SRBP. Currently, Schedule I of the SRBP contains a special calculation provision for Mr. Hipple; (an additional five years of service credit provided to him in 2006) as detailed in the "2017 Pension Benefits" table below.

401(k) Plan
The 401(k) Plan is a tax-qualified defined contribution plan. All of the NEOs participate in this plan, which we offer as part of a competitive total compensation package. The 401(k) Plan provides the NEOs and all other eligible employees with the opportunity to defer eligible compensation (on a pre-tax basis) up to specified limits imposed by the Code. In addition, we make a matching contribution to each participant of $0.50 for each dollar contributed up to 2% and $0.25 for each dollar contributed between 3% and 6% (up to a total match of 2%) of compensation deferred by the participant, subject to an annual Code limitation and a Company contribution, also subject to an annual Code limitation, based on total cash compensation and the participant's age and years of service if the employee does not participate in the Pension Plan.

RDCP
The RDCP, which is described below in the section entitled “2017 Non-qualified Deferred Compensation,” provides an opportunity for the NEOs to defer a portion of their compensation, and represents an element of what we consider a competitive total compensation package for the NEOs. In addition, for key executives compensated over the Code pay limit including Mr. Kelley, the RDCP provides retirement benefits due to Code limitations for non-SRBP participants. Mr. Vijayvargiya was not eligible for the RDCP in 2017; however, he became a participant in 2018.

Health and Welfare Benefits
The NEOs participate in group life, health and disability programs on the same terms as provided to all salaried employees.

Perquisites
Except for periodic executive physicals, which the Committee views as an element of a competitive total compensation package for the NEOs, no perquisites or personal benefits are provided to the NEOs.

Accounting and Tax Effects
Prior to 2018, Section 162(m) of the Internal Revenue Code generally limited the deductibility of compensation in excess of $1 million paid to the Company’s CEO and certain other highly compensated executive officers (other than our principal financial officer) serving on the last day of the year unless certain historical exceptions applied, such as for qualified "performance-based compensation." We have generally designed certain awards under the MIP and stock options and performance shares granted under our plans in a manner intended to potentially qualify such awards as “performance-based compensation” for purposes of the exemption under Section 162(m). In contrast, restricted stock and units granted under our plans generally do not qualify for the historical “performance-based compensation” exemption under Section 162(m). The exemption from the Section 162(m) deduction limit for qualified "performance-based compensation" has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered employees (which covered employees now include the principal financial officer and certain former executive officers) in excess of $1 million that has historically been designed to potentially qualify as "performance-based compensation" will also not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. While the Committee considers in very general terms the deductibility of the compensation it awards, it did not consider in any substantial way any specific quantification of potential deductibility or potential lost deductibility when making its 2017 compensation decisions.

Despite the Committee’s historical efforts to structure the executive team annual cash incentives and performance-based RSUs in a manner intended to be exempt from Section 162(m) as qualified "performance-based compensation," because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing the Section 162(m) performance-based exemption from the deduction limit, no assurance can be given that compensation intended to satisfy this exemption in fact will. While we view preserving tax deductibility as an important objective, we believe the primary purpose of our compensation program is to support our strategy and the long-term interests of our shareholders. In specific instances we have authorized, and in the future may authorize, compensation arrangements that are not tax deductible but that promote other important objectives of the Company and our executive compensation program. Further, the Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with the objectives of the Company and of our executive compensation program.

Stock Ownership Guidelines
Effective January 2014, the Committee implemented mandatory stock ownership guidelines, which replaced our former share retention guidelines, for executive officers, including our NEOs. The stock ownership guidelines require our continuing NEOs to own qualifying shares with targeted values equal to five times base salary for Mr. Vijayvargiya, three times base salary for Mr. Kelley, and one times base salary for Mr. Chemnitz. The Committee also implemented stock ownership guidelines for all non-employee directors, requiring them to own qualifying shares with targeted values equal to four times their cash compensation. These guidelines were established by the Committee to promote long-term stock ownership and further align executive and shareholder interests. Executives, including NEOs, and non-employee directors, have five years, from the time of first being subject to these guidelines, to achieve targeted ownership levels. The stock ownership guidelines for executive officers and non-employee directors are available under the "Corporate Governance" tab at http://materion.com.

Until guidelines are met, executive officers, including our NEOs and non-employee directors are subject to holding requirements as outlined below:

Position	Retention Ratio
Chief Executive Officer and Non-employee Directors	75% of net shares acquired under equity awards will be held until the applicable guideline has been achieved.
Other NEOs	50% of net shares acquired under equity awards will be held until the applicable guideline has been achieved.

Shares that count towards ownership requirements include common shares held directly or indirectly, shares in employee benefit plans, the after-tax value of unvested time-based RSUs, and the after-tax “in the money” value of vested but unexercised SARs. Unvested PRSUs and unvested SARs do not count toward ownership requirements. Qualifying shares are valued based on our average closing stock price for the last twenty trading days of each year. Once the required ownership level is met as of any annual measurement date, an executive is deemed to be in ongoing compliance with the guidelines as long as he or she continues to own at least the same number of qualifying shares as when the guideline was originally achieved. Ownership guidelines apply until the executive resigns or retires, except that the target ownership requirement is reduced by 10% per year over the five-year period starting upon the attainment of age 60, to allow for portfolio diversification. If an executive fails to achieve the guidelines within the designated five-year compliance period, the Committee has the discretion to take any action deemed appropriate. As of December 31, 2017, all NEOs met the ownership guidelines, all non-employee directors who have been directors for five years or more met the ownership guidelines and all non-employee directors who have been directors for at least one year own Company stock.

Anti-hedging/Pledging
Under our Insider Trading Policy, we prohibit insiders from purchasing any financial instrument or engaging in any other transaction, such as a prepaid variable forward contract, equity swap, collar or exchange fund, which is designed to hedge or offset any decrease in the market value of Company securities. The policy also prohibits insiders from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Clawback Policy
The Committee also elected to implement a formal clawback policy for the NEOs in advance of final regulations from the SEC or NYSE under the Dodd-Frank Act. This policy is in addition to the clawback provisions contained in our equity award agreements that require NEOs to forfeit outstanding awards and pay back any amounts from equity grants if they engage in activity deemed to be detrimental to the Company. The Committee elected to implement aspects of this policy early because it believes a clawback policy represents an important protection for shareholders and is viewed favorably from a corporate governance standpoint. The clawback policy covers annual incentive awards, performance-based equity awards and any other incentive-based compensation paid to our executive officers, officers subject to Section 16 of the Exchange Act and our employees in salary grades A, B and C.  In general, under this clawback policy, if we are required to prepare an accounting restatement due to material noncompliance with financial reporting requirements under federal securities laws, we will use all reasonable efforts to recover, from persons currently or formerly covered by the policy, excess incentive-based compensation to the extent that such persons, in our determination, willfully committed an act of fraud, dishonesty or recklessness that contributed to the noncompliance. For these purposes, excess incentive-based compensation means any incentive-based compensation paid or granted by us to such persons after 2010 in excess of what they should have been paid or granted had our financial statements been correct in the first place.

Compensation Policies and Practices to Risk Management
In setting compensation, the Committee considers the risks to Materion's shareholders and to the achievement of our goals that may be inherent in the compensation program. Although a significant portion of our executives' compensation is performance-based and “at-risk,” we believe our executive and employee compensation plans are appropriately structured and are not reasonably likely to result in a material adverse effect to the Company.

In its review, the Committee noted that:

•
Incentive programs provide for balance in that performance measures and goals are tied to the Company's strategic objectives, achievable financial performance centered on the Company's expectations, relative performance against a peer group of companies and specific individual goals;

•
A significant portion of variable compensation is delivered in equity (SARs, RSUs and PRSUs) with multi-year vesting. The Company believes that equity compensation helps reduce compensation risk by balancing financial or strategic goals against any other factors management may take into consideration to promote long-term shareholder value;

•	Limited upside opportunity on incentive awards further ensures that management does not have any incentive to pursue short-term financial performance at the expense of long-term shareholder value;

•
The Company adopted stock ownership guidelines, along with share retention requirements until guidelines are met, which guidelines replaced previous share retention guidelines, to encourage a focus on long-term growth rather than short-term gains; and

•	The Company extended the scope of our clawback policy to recoup from culpable NEOs any gains that are later found to be based on erroneous financial statements.

In addition, during 2017, the Company, under the direction of outside advisors conducted a comprehensive incentive plan risk assessment. The results of this evaluation as reviewed by the Compensation Committee indicated that from a compensation risk perspective, there were no significant risk areas. The two incentive plans in which the NEOs participate (in other words, the MIP and LTIP) were considered "low risk" and well-aligned with sound compensation design principles that provide a balanced approach for delivering incentives at various levels of performance.
COMPENSATION COMMITTEE REPORT
We have reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on our review and discussion with management, we have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the year ended December 31, 2017.
The foregoing report has been furnished by the Compensation Committee of the Board.
Darlene J. S. Solomon (Chairman)
Vinod M. Khilnani
William B. Lawrence
Robert B. Toth
Notwithstanding anything to the contrary as set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this proxy statement, in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings other than our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

2017 SUMMARY COMPENSATION TABLE
The following table sets forth information concerning the compensation of our Chief Executive Officer and our other NEOs who served during the fiscal year ended December 31, 2017:

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compen-sation ($) (4)	Change in Pension Value and Non- qualified Deferred Compen-sation Earnings ($) (5)	All Other Compen-sation ($) (6)	Total ($)
Jugal K. Vijayvargiya	2017	544,615	—	1,024,623	350,678	1,149,687	—	60,562	3,130,165
President and Chief	2016	—	—	—	—	—	—	—	—
Executive Officer	2015	—	—	—	—	—	—	—	—
Richard J. Hipple	2017	867,096	—	1,080,836	361,267	1,861,196	741,776	5,612	4,917,783
Prior Executive	2016	849,538	—	1,448,487	541,228	792,107	374,098	5,171	4,010,629
Chairman (7)	2015	835,492	—	1,556,067	534,452	541,975	372,025	5,400	3,845,411
Joseph P. Kelley	2017	406,615	—	295,568	72,225	485,743	30,587	11,095	1,301,833
Vice President, Finance and	2016	385,096	—	320,786	119,851	200,823	25,422	10,470	1,062,448
Chief Financial Officer	2015	347,406	—	269,849	96,062	126,088	13,103	5,035	857,543
Gregory R. Chemnitz	2017	404,765	—	248,406	60,702	416,647	145,981	4,648	1,281,149
Vice President, General	2016	394,188	—	305,227	114,040	176,033	92,059	4,920	1,086,467
Counsel and Secretary	2015	386,586	—	316,289	112,627	121,704	71,077	5,233	1,013,516

(1)	For 2017, "Salary" includes deferred compensation under the 401(k) Plan in the amount of $24,000 for Messrs. Hipple and Chemnitz, $18,000 for Mr. Kelley, and $0 for Mr. Vijayvargiya.

(2)
The amounts reported in this column for 2017 reflect the aggregate grant date fair value as computed in accordance with FASB ASC Topic 718 for RSUs granted during 2017 to each NEO and, based on probable outcome, for the RTSR and ROIC PRSUs granted during 2017, that are within the scope of FASB ASC Topic 718. Assuming the highest level of achievement of the performance conditions to which the PRSUs are subject, the grant date fair value of the PRSUs paid in cash would be: Mr. Vijayvargiya $646,867, Mr. Hipple $683,395, Mr. Kelley $136,655 and Mr. Chemnitz $114,836. See the "2017 Grants of Plan-based Awards" table in this proxy statement for more information on awards made in 2017.

(3)
The amounts reported in this column for 2017 reflect the aggregate grant date fair value as computed in accordance with FASB ASC Topic 718 for SARs granted to each NEO during 2017. See Note P to the Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2017 for the assumptions used in calculating the fair value. See the “2017 Grants of Plan-based Awards” table in this proxy statement for more information on awards made in 2017.

(4)	The amounts in this column for 2017 represent the payments made to the NEOs under the MIP.

(5)
The amounts in this column for 2017 represent the aggregate change in the actuarial present value of the accumulated benefit under the Pension Plan and SRBP as otherwise discussed in this proxy statement. There were no preferential or above market earnings during 2017 under the RDCP plan. The amounts for the change in the pension and SRBP values are as follows:

Name	Pension Plan	SRBP	Total
Jugal K. Vijayvargiya	$—	$—	$—
Richard J. Hipple	67,126	674,650	741,776
Joseph P. Kelley	30,587	—	30,587
Gregory R. Chemnitz	52,774	93,207	145,981

(6)
For Mr. Vijayvargiya, “All Other Compensation” for 2017 includes Company match in the 401(k) Plan, group life insurance premiums and legal fees and temporary housing related to relocation. For Messrs. Hipple and Chemnitz, “All Other Compensation” for 2017 consists of group life insurance premiums, the Company match in the 401(k) Plan and the Company contribution to the Health Savings Account. For Mr. Kelley, "All Other Compensation" for 2017 consists of group life insurance premiums, the Company match in the 401(k) Plan, the Company contribution to the Health Savings Account and an employer contribution to the RDCP.

(7)	Mr. Hipple's title in 2015 and 2016 was Chairman of the Board, President and Chief Executive Officer.
2017 GRANTS OF PLAN-BASED AWARDS

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Under- lying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Name	Type of Grant	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maxi-mum (#)
Jugal K.	MIP		23,625	630,000	1,260,000	—	—	—	—	—	—	—
Vijayvargiya	PRSU	3/3/2017	—	—	—	5,321	10,641	21,282	—	—	—	269,111
	PRSU	3/3/2017	—	—	—	5,321	10,641	21,282	—	—	—	377,756
	RSUs	3/3/2017	—	—	—	—	—	—	10,641	—	—	377,756
	SARs	3/3/2017	—	—	—	—	—	—	—	31,822	35.50	350,678
Richard J. Hipple	MIP		38,246	1,019,889	2,039,778	—	—	—	—	—	—	—
	PRSU	2/23/2017	—	—	—	5,654	11,307	22,614	—	—	—	285,954
	PRSU	2/23/2017	—	—	—	5,654	11,307	22,614	—	—	—	397,441
	RSUs	2/23/2017	—	—	—	—	—	—	11,307	—	—	397,441
	SARs	2/23/2017	—	—	—	—	—	—	—	33,358	35.15	361,267
Joseph P. Kelley	MIP		9,982	266,175	532,350	—	—	—	—	—	—	—
	PRSU	2/23/2017	—	—	—	1,131	2,261	4,522	—	—	—	57,181
	PRSU	2/23/2017	—	—	—	1,131	2,261	4,522	—	—	—	79,474
	RSUs	2/23/2017	—	—	—	—	—	—	4,521	—	—	158,913
	SARs	2/23/2017	—	—	—	—	—	—	—	6,669	35.15	72,225
Gregory R.	MIP		8,562	228,312	456,624	—	—	—	—	—	—	—
Chemnitz	PRSU	2/23/2017	—	—	—	950	1,900	3,800	—	—	—	48,051
	PRSU	2/23/2017	—	—	—	950	1,900	3,800	—	—	—	66,785
	RSUs	2/23/2017	—	—	—	—	—	—	3,800	—	—	133,570
	SARs	2/23/2017	—	—	—	—	—	—	—	5,605	35.15	60,702

(1)
These columns show the RTSR and ROIC PRSUs that were granted in 2017. The first referenced award of PRSUs will be earned based on the degree of achievement of RTSR goals during the 2017-2019 performance period and the second referenced award of PRSUs will be earned based on the degree of achievement of ROIC goals during the 2017-2019 performance period. The threshold to target levels of PRSUs will be earned for threshold to target performance and settled in shares. Above target to maximum performance for the PRSUs will be settled in cash. Any earned awards generally vest after the end of the 2017-2019 performance period provided these executives are continuously employed throughout the performance period.

(2)
This column shows the time-based RSUs that were granted in 2017. These RSUs will generally vest three years from the date of grant, provided these executives are continuously employed three years from the date of grant.

(3)
This column shows the SARs that were granted in 2017. These SARs generally become fully exercisable and vest 100% after three years, provided these executives are continuously employed three years from the date of grant.

(4)
The amounts reported in this column reflect the aggregate grant date fair value as computed in accordance with FASB ASC Topic 718 for the SARs and RSUs, and the fair value based on the probable outcome for the PRSUs. See Note P to the Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2017 for the assumptions used in calculating the fair value.

Executive Employment Arrangements
None of the NEOs have an employment agreement. However, each NEO has a Severance Agreement that provides the executive with essentially two or three year severance benefits upon termination, or a significant change in the duties of the executive as a result of a change in control as defined in the agreement, and, for Mr. Vijayvargiya, essentially eighteen months of severance benefits in the event of certain involuntary terminations in the absence of a change in control. Discussion of the payouts provided for various termination situations is set forth in the section “Potential Payments Upon Termination or Change in Control” below.

Salaries and Non-equity Incentive Plan Compensation
For 2017, base salaries and annual incentives (including amounts deferred into the 401(k) Plan) as a percentage of total compensation shown in the “2017 Summary Compensation Table” were 54% for Mr. Vijayvargiya, 55% for Mr. Hipple, 69% for Mr. Kelley and 64% for Mr. Chemnitz.

Stock and Option Awards
Stock and option awards under the 2006 Plan were made during 2017 in the form of SARs, RSUs and PRSUs. Descriptions of and the reason for these types of grants are included in the CD&A.

OUTSTANDING EQUITY AWARDS AT 2017 FISCAL YEAR END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercis- able (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Jugal K. Vijayvargiya	—	31,822	35.50	3/3/2024	—		—	—	—
	—	—	—	—	10,641		517,153	—	—
	—	—	—	—	—		—	21,282	1,034,305
	—	31,822
Richard J. Hipple	38,544	—	33.29	5/8/2021	—		—	—	—
	—	40,264	36.81	3/3/2022	—		—	—	—
	—	67,060	25.19	2/22/2023	—		—	—	—
	—	33,358	35.15	2/23/2024	—		—	—	—
	—	—	—	—	47,794		2,322,788	—	—
	—	—	—	—	—		—	92,606	4,500,652
	38,544	140,682
Joseph P. Kelley	3,370	—	29.45	3/1/2019	—		—	—	—
	2,380	—	28.32	3/6/2020	—		—	—	—
	2,661	—	33.29	5/8/2021	—		—	—	—
	—	7,237	36.81	3/3/2022	—		—	—	—
	—	14,850	25.19	2/22/2023	—		—	—	—
	—	6,669	35.15	2/23/2024	—		—	—	—
	—	—	—	—	11,666	323,294	566,968	—	—
	—	—	—	—	—		—	18,812	914,263
	8,411	28,756
Gregory R. Chemnitz	—	8,485	36.81	3/3/2022	—		—	—	—
	—	14,130	25.19	2/22/2023	—		—	—	—
	—	5,605	35.15	2/23/2024	—		—	—	—
	—	—	—	—	11,174		543,056	—	—
	—	—	—	—	—		—	18,548	901,433
	—	28,220

(1)
These amounts represent the SARs that were granted on March 3, 2017 for Mr. Vijayvargiya and March 3, 2015, February 22, 2016, and February 23, 2017, respectively, for Messrs. Hipple, Kelley and Chemnitz. The SARs were granted seven years prior to their expiration date.

(2)
Time-based RSUs generally vest three years from the date of grant and are subject to forfeiture if these executives are not continuously employed for a three-year period from the date of grant. Time-based RSUs were granted to Messrs. Vijayvargiya, Hipple, Kelley and Chemnitz in 2015, 2016 and 2017 as follows:

Name	3/3/15 Grant (#)	2/22/16 Grant (#)	2/23/17 Grant (#)	3/3/17 Grant (#)
Jugal K. Vijayvargiya	—	—	—	10,641
Richard J. Hipple	16,005	20,482	11,307	—
Joseph P. Kelley	2,609	4,536	4,521	—
Gregory R. Chemnitz	3,058	4,316	3,800	—

(3)	The market value of shares shown above were based on the December 29, 2017 closing stock price of $48.60.

(4)
PRSUs were granted to Mr. Vijayvargiya on March 3, 2017 and Messrs. Hipple, Kelley and Chemnitz on March 3, 2015, February 22, 2016 and February 23, 2017, respectively. The RTSR PRSUs will be earned based on our RTSR performance over three years versus industry peers and the ROIC PRSUs will be earned based on our ROIC performance over three years. The threshold to target levels of PRSUs will be earned for threshold to target performance and settled in shares after December 31, 2017, 2018 and 2019, respectively. Above target to maximum performance will be settled in cash after December 31, 2017, 2018 and 2019, respectively.

2017 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jugal K. Vijayvargiya	—	—	—	—
Richard J. Hipple	247,742	4,466,147	29,423	1,226,939
Joseph P. Kelley	—	—	2,634	128,012
Gregory R. Chemnitz	30,600	551,586	7,601	307,355
2017 PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Jugal K. Vijayvargiya	Materion Corporation Pension Plan	—	—	—
	Materion Corporation Supplemental Retirement Benefit Plan	—	—	—
Richard J. Hipple	Materion Corporation Pension Plan	16	563,282	—
	Materion Corporation Supplemental Retirement Benefit Plan*	21	2,378,475	—
Joseph P. Kelley	Materion Corporation Pension Plan	6	112,229	—
	Materion Corporation Supplemental Retirement Benefit Plan	—	—	—
Gregory R. Chemnitz	Materion Corporation Pension Plan	10	307,322	—
	Materion Corporation Supplemental Retirement Benefit Plan	10	334,459	—
*The amount shown includes $751,919 for an additional five years of credited service under the SRBP.
Assumptions:

•	Measurement Date: December 31, 2017

•	Interest Rate for Present Value: 3.66% for Pension Plan and 3.65% for Supplemental Retirement Benefit Plan (SRBP)

•	Mortality (Pre-commencement): None

•	Mortality Pension Plan (Post-commencement): RP-2014 Annuitant Mortality Table for males projected generationally using Scale MP-2017 starting from 2006 (the base year of the RP-2014 study)

•
Mortality SRBP (Post-commencement): The table prescribed by the IRS for plan years beginning in 2019, projected to future years by scale MP-2017, adjusted for consistency with the IRS static projection

•	Withdrawal and disability rates: None

•	Retirement rates: None prior to age 65

•	Normal Retirement Age: Age 65

•	Accumulated benefit is calculated based on credited service at the end of 2017

•	All results shown are estimates only; actual benefits will be based on data, pay and service at time of retirement

The Materion Corporation Pension Plan (qualified pension plan) is a defined benefit plan under which Messrs. Kelley and Chemnitz are currently accruing benefits. Mr Hipple retired on December 29, 2017 and commenced receiving his retirement benefit effective January 1, 2018. Effective as of the close of business on May 31, 2005, the benefit under the prior formula for Mr. Hipple (50% of final average earnings over the highest five consecutive years minus 50% of annual Social Security benefit, the result prorated for service less than 35 years) was frozen. The frozen annual benefit as of May 31, 2005, payable beginning at age 65 as a single life annuity, for Mr. Hipple is $9,855. Credited service for pension benefit purposes as of May 31, 2005 for Mr. Hipple is three years.

Beginning June 1, 2005, the qualified pension plan formula was changed for Mr. Hipple to 1% of each year’s earnings. The retirement benefit for Mr. Hipple is equal to the sum of that earned as of May 31, 2005 and that earned under the new formula for service after May 31, 2005. Messrs. Kelley and Chemnitz were hired on December 29, 2011 and September 17, 2007, respectively. Their retirement benefits will be equal to 1% of each year’s earnings. Effective as of the close of business on May 25, 2012, the qualified pension plan was closed to new entrants. Mr. Vijayvargiya does not participate in the qualified pension plan.

The “2017 Pension Benefits” table shows for Messrs. Hipple, Kelley and Chemnitz the number of years of credited service, present value of accumulated benefit and payments during the last fiscal year under the qualified pension plan. We do not sponsor any other qualified defined benefit plan that provides benefits to Messrs. Hipple, Kelley or Chemnitz. We also sponsor a non-qualified defined benefit plan that provides benefits to Messrs. Hipple and Chemnitz. See the section entitled “Supplemental Retirement Benefit Plan (SRBP)” for more information. Messrs. Kelley and Vijayvargiya do not participate in the SRBP.

The “Present Value of Accumulated Benefit” is the lump-sum value as of December 31, 2017 of the annual pension benefit that was earned as of December 31, 2017 that would be payable under the qualified pension plan for Messrs. Hipple, Kelley and Chemnitz for life beginning at their normal retirement age. The normal retirement age is defined as age 65 in the qualified pension plan. Certain assumptions were used to determine the lump-sum value and to determine the annual pension that is payable beginning at normal retirement age. Those assumptions are described immediately following the “2017 Pension Benefits” table.

If the participant terminates employment before completing ten years of service, the annuity may not commence prior to age 65. If the participant terminates employment after completing ten years of service, the annuity may commence as early as age 55 and is reduced 6.67% per year between ages 60 and 65 and 3.33% per year between ages 55 and 60 based on the participant’s age at commencement, if the benefit commences prior to normal retirement age. An unreduced benefit is available commencing at age 62 for those participants who terminate after age 55 with at least 30 years of service. At year-end 2017, Mr. Chemnitz had attained early retirement eligibility but Mr. Kelley had not. None of the NEOs may become eligible to commence their benefit on an unreduced basis prior to age 65.

Benefits provided under the qualified pension plan are based on compensation up to a compensation limit under the Code (which was $270,000 in 2017). In addition, benefits provided under the qualified pension plan may not exceed a benefit limit under the Code (which was $215,000 payable as a single life annuity beginning at normal retirement age in 2017).

Compensation is generally equal to the total amount that is included in income (such as regular base salary, incentive compensation under any form of incentive compensation plan, sales commissions and performance-restricted shares of stock at the time these shares are included in the participant’s gross income for Federal income tax purposes), plus salary reduction amounts under sections 125 and 401(k) of the Code. The annual salary and bonus for the current year for Messrs. Hipple, Kelley and Chemnitz is indicated in the “2017 Summary Compensation Table.” Each year’s compensation for the qualified pension plan is limited by the compensation limits under the Code.

A participant’s years of credited service are based on the years an employee participates in the qualified pension plan. The years of credited service for Messrs. Hipple, Kelley and Chemnitz are based on their service while eligible for participation in the qualified pension plan.

Messrs. Hipple and Chemnitz are eligible only to have their benefits payable in the form of an annuity with monthly benefit payments. Mr. Kelley would be eligible to elect a lump sum payment, in lieu of a monthly annuity, until the present value of the lump sum payment exceeds $100,000.

The qualified pension plan was designed to provide tax-qualified pension benefits for most of our employees. Benefits under the qualified pension plan are funded by an irrevocable tax-exempt trust. An executive’s benefits under the qualified pension plan are payable from the assets held by the tax-exempt trust.

Supplemental Retirement Benefit Plan (SRBP)

Adopted effective September 13, 2011, the SRBP is an unfunded, non-qualified deferred compensation plan that provides benefits for a select group of management or highly compensated employees named in the SRBP document in order to supplement the pension benefits paid to them from the Materion Corporation Pension Plan.

Messrs. Kelley and Vijayvargiya do not participate in the SRBP. Messrs. Hipple and Chemnitz's benefit under the SRBP will be the amount of the participant’s “Prevented Benefits” (as described below), reduced by a participant’s designated “Offset Amount” (that which was paid in prior years as special award payments), as set forth in the SRBP. Mr. Chemnitz was named as a participant in the SRBP effective December 2012 with all service included since his hire date in September 2007. Since Mr. Chemnitz did not receive any special awards, his Offset Amount is zero. A participant’s interest in benefits payable under the SRBP will be vested and non-forfeitable to the same extent and in the same manner as benefits are vested and non-forfeitable under the Pension Plan. The benefits payable under the SRBP will be paid to a participant in a single sum payment on or about the first day of the third month (or, in certain cases as necessitated by tax law provisions, the sixth month) following the date of his separation from service. Mr. Hipple will be paid a single sum payment under the SRBP on or about July 2, 2018.

“Prevented Benefits” for purposes of the SRBP means the difference, expressed as a single sum, between the regular pension benefits payable to a participant under the Pension Plan and the regular pension benefits that would be so payable to the participant under the Pension Plan if such benefits were determined including any compensation that was deferred on an elective basis under any non-qualified deferred compensation plan or agreement with a participant and without regard to limitations on covered compensation and benefit amounts imposed by the Code. Mr. Hipple will receive an additional amount included in the single sum payment under the SRBP note above determined by dividing his Prevented Benefits by the number of his years of credited service in the qualified pension plan and multiplying that amount by five.

We are under no obligation to set aside funds specifically designated to pay these supplemental amounts and are not presently maintaining any kind of trust for this purpose.
2017 NON-QUALIFIED DEFERRED COMPENSATION

We maintain one non-qualified deferred compensation arrangement for executives, the Restoration & Deferred Compensation Plan (RDCP). The primary purpose of this plan is to provide benefits in the event a participant’s compensation exceeds the amount of compensation that may be taken into account for deferring income and matching contributions under the 401(k) Plan, and in the case of employees not in the Pension Plan, a Company contribution based on annual compensation over the Code limit and the participant's age and service.
Materion Corporation Restoration & Deferred Compensation Plan

The Materion Corporation Restoration & Deferred Compensation Plan (RDCP) provides executives an opportunity to make deferral elections generally not permitted under the 401(k) Plan. Code Section 401(a)(17) limits the amount of compensation that may be taken into account for deferrals under the 401(k) Plan. For 2017, that limit was $270,000. As of the effective date, selected executives may elect each year to defer all or any portion of the sum of his or her MIP payouts, payable in cash for that year, plus up to 50% of his or her base salary.

The compensation deferrals credited to each executive are credited with earnings at a rate equal to the return on hypothetical investments selected by the executive from a list of mutual funds identified by the Compensation Committee. Investment selection is intended to be the same or similar to that offered under the 401(k) Plan, but this is not required. The executive’s investment selection is used only to determine earnings credits on the compensation deferrals under the RDCP. We are not obligated to invest any funds in the mutual funds selected by the executive. Earnings returns will change from year to year.

In addition, the RDCP provides retirement benefits of the 401(k) Plan that are limited under the Code for selected executives, including Mr. Kelley, based on the total cash compensation and the participant's age and years of service. The RDCP is unfunded. Deferred compensation credits and related earnings credits for each executive are maintained in a book reserve account. We are under no obligation to set aside funds specifically designated to pay these deferred income amounts. However, we maintain a trust, as part of the general assets of the Company, intended to pay these deferred income amounts, unless we become insolvent. In that case, the assets in the trust would be available to satisfy creditors of the Company, just as any other general assets of the Company, before the deferred income amounts would be paid. In other words, each executive participating in the RDCP is an unsecured general creditor of the Company with respect to the payment of his or her RDCP benefits.

The table below shows 2017 activity in the NEOs' RDCP accounts. Activity includes deferrals to the RDCP of executive contributions, earnings credited to the RDCP and the aggregate balance of the NEOs' RDCP accounts, if applicable, as of December 31, 2017.

Name	Plan	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Jugal K. Vijayvargiya	RDCP	—	—	—	—	—
Richard J. Hipple	RDCP	—	—	27,231	—	179,337
Joseph P. Kelley	RDCP	—	6,155	2,669	—	15,814
Gregory R. Chemnitz	RDCP	41,889	—	56,611	—	333,109

(1)	The amount in this column is also included in the "Salary" column of the "2017 Summary Compensation Table".

(2)	The amount in this column is also included in the "All Other Compensation" column of the "2017 Summary Compensation Table".
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have entered into Severance Agreements with the NEOs to help ensure the continuity and stability of our senior management. The other incentive arrangements we maintain also provide for payments to be made to the NEOs upon certain terminations of employment.

Severance Agreements

Basic Severance Benefits. The Severance Agreement with Mr. Vijayvargiya provides that if his employment is terminated by the Company or one of its affiliates, except for cause or gross misconduct (or death or disability), or if he resigns as a result of a reduction in his salary or incentive pay opportunity he will be entitled to severance benefits. Severance benefits include rights to:

•
a lump-sum payment of 150% of his highest annual salary and his annual cash incentive compensation (if the termination occurs prior to the end of the third fiscal year following the date of the Severance Agreement, at the target level);

•	the continuation of retiree medical and life insurance benefits for up to 18 months; and

•	reasonable fees for outplacement services, up to a maximum of $20,000.

In addition, all PRSUs and RSUs vest at 100% levels and all SARs become fully exercisable, if the severance benefits are applicable. Messrs. Kelley and Chemnitz do not participate in these basic severance benefits.

Change in Control Severance Benefits. In the event of a “change in control” of the Company, as defined in these Severance Agreements, and if the executive’s employment is terminated by us or one of our affiliates except for cause (or death or disability), or he resigns within one month after the first anniversary of the change in control for any reason, or the nature and scope of his duties worsens or certain other adverse changes occur and the Board so decides (referred to in the table below as Good Reason Termination), Messrs. Vijayvargiya and Kelley are entitled to receive similar severance benefits based on a two-year period with the annual incentive amount based on the higher of (1) the target for the year of termination or (2) the average for the three prior years. Mr. Chemnitz is entitled to severance benefits, based on a three-year period rather than a two-year period, with the annual incentive amount based on the higher of (1) the target for the year in which the change in control occurs or (2) the highest amount earned after the change in control or in the three years preceding the year of the change in control. The Severance Agreements also provide that, in the event of a change in control, the Company will pay the executive a lump sum amount equal to the pro-rata target value of any MIP award for the performance period in which the change in control occurs, disregarding applicable vesting requirements. The acceleration of outstanding long-term equity and equity-based awards will be subject under the terms of the applicable award agreements to "double trigger" vesting. A termination or demotion following the commencement of discussions with a third party which ultimately results in a change in control will also activate the change in control benefits. Payment of the change in control benefits under the Severance Agreements is subject to a reduction in order to avoid the application of the excise tax on “excess parachute payments” under the Code, but only if the reduction would increase the net after tax amount received by the executive. In addition, we must secure payment of the change in control benefits under the Severance Agreements through a trust that is to be funded upon the change in control, and amounts due but not timely paid earn interest at the prime rate plus 4%. We must pay attorneys’ fees and expenses incurred by an executive in enforcing his right to change in control benefits under his Severance Agreement.

Nonsolicitation and Noncompetition Provisions. Under the Severance Agreements, each executive agrees not to solicit any of our employees, agents or consultants to terminate their relationship with us, to protect our confidential business information and not to compete with us during employment and for a period of (1) two years following termination of the executive’s employment by us or one of our affiliates except for cause or gross misconduct, or if he resigns as a result of a reduction in his salary or incentive pay opportunity, or (2) one year following a termination of employment for any other reason. Each executive also assigns to us any intellectual property rights he may otherwise have to any discoveries, inventions or improvements made while in our employ or within one year thereafter.

Amounts Payable Under Severance Agreements.  The following table sets forth the amounts payable under the Severance Agreements. Note that this table does not include any benefits payable to the NEOs under our retirement plan(s), or any payout to the NEOs under the RDCP. For more information about these benefits, see the "2017 Pension Benefits" and the "2017 Non-qualified Deferred Compensation" table and related narratives above. Additional information about the amounts payable to the NEO in the event of retirement, death or permanent disability is presented separately after the table.

	Jugal K. Vijayvargiya		Joseph P. Kelley		Gregory R. Chemnitz
	Involuntary Not For Cause Termination or Qualifying Resignation ($)	Involuntary or Good Reason Termination after a Change in Control ($)	Involuntary Not For Cause Termination ($)	Involuntary or Good Reason Termination after a Change in Control ($)	Involuntary Not For Cause Termination ($)	Involuntary or Good Reason Termination after a Change in Control ($)
Base Salary/Annual Bonus	1,995,000	2,660,000	N/A	1,375,950	N/A	2,473,041
Welfare Benefits	25,697	34,262	N/A	33,662	N/A	38,184
Additional Benefits Under Retirement Plans	N/A	N/A	N/A	—	N/A	100,624
Outplacement Services	20,000	20,000	N/A	20,000	N/A	20,000
Annual MIP (1)	N/A	630,000	N/A	266,175	N/A	228,312
SARs Accelerated Vesting	416,868	416,868	N/A	520,327	N/A	504,247
RSUs/PRSUs Accelerated Vesting (2)	1,559,183	1,559,183	N/A	1,243,617	N/A	1,162,724
Total Without 280G Cutback	4,016,748	5,320,313	N/A	3,459,731	N/A	4,527,132
280G Cutback	N/A	—	N/A	—	N/A	—
Total With 280G Cutback	4,016,748	5,320,313	N/A	3,459,731	N/A	4,527,132

(1)	The amount reported assumes that the Severance Agreements would provide each of the NEOs with an amount equal to the applicable target level without pro-ration, regardless of actual performance.

(2)
The amount reported assumes that (a) the 2015-2017 PRSUs have already been earned as of the termination date and (b) the amounts reported for the NEOs for accelerated vesting of RSUs and PRSUs for terminations in connection with a change in control reflect double trigger acceleration amounts and target performance for the 2016-2018 and 2017-2019 PRSUs.

Benefits Payable Upon Retirement, Death or Disability Under Incentive Plans

Annual Cash Incentive Plan

Management Incentive Plan (MIP). The NEOs are participants in our MIP, which provides for annual, lump-sum cash payments that are based on achieving pre-established financial objectives and qualitative performance factors. Generally, an executive must be employed on the day of payment in order to receive an award under the MIP. However, if an executive dies while employed by us or any subsidiary, or retires under one of our retirement plans during a plan year, the executive will receive an award pro-rated to the beginning of the month following the executive’s termination date. In no event will a prorated MIP award be earned where the proration percent is one-third or less. Assuming that the MIP payouts would not be pro-rated in the event of a termination due to death or retirement occurring on December 29, 2017, the payouts of 2017 MIP awards on such a termination (as applicable) would have been $1,149,687, $485,743 and $416,647 for Messrs. Vijayvargiya, Kelley and Chemnitz, respectively.

2006 Stock Incentive Plan (As Amended and Restated as of May 3, 2017)

The Materion Corporation 2006 Stock Incentive Plan was Amended and Restated as of May 3, 2017 (2006 Plan). The 2006 Plan authorizes the Compensation Committee to provide equity-based compensation in the form of Performance Restricted Stock, Performance Shares, Performance Units, Restricted Stock, Option Rights, SARs, RSUs and PRSUs for the purpose of providing incentives and rewards for superior performance.

Restricted Stock Units (RSUs). Each of the NEOs has received grants of RSUs under the 2006 Plan. The RSU award agreements provide that all outstanding RSUs will immediately vest if the executive dies or becomes permanently disabled while employed by the Company or any subsidiary during the applicable vesting period. The 2015 RSU award agreements provide that if the executive retires one year or more after the date of grant, the RSUs will continue to vest and become payable three years from the date of grant. Under the 2015 RSU agreements, the definition of retirement means that the NEO retired from the Company or any subsidiary and is at the time (1) at least age 65 or (2) at least age 55 and has completed ten years of continuous employment with the Company or any subsidiary. After 2015, the RSU award agreements state the grants are forfeited if the executive is not employed on the date of vesting, even if the executive retires.

Assuming a termination of employment due to death or permanent disability on December 29, 2017, the value of accelerated vesting of the RSUs would have been $520,345, $574,121 and $550,311 for Messrs. Vijayvargiya, Kelley and Chemnitz, respectively. Assuming a termination of employment due to retirement on December 29, 2017, the value of accelerated or continued vesting of the 2015 RSUs would have been $151,799 for Mr. Chemnitz.

Stock Appreciation Rights (SARs). Each of the NEOs has received grants of SARs under the 2006 Plan. The award agreements generally provide that SARs terminate 190 days after termination of employment, and vested SARs can be exercised during that period. However, the award agreements also provide that all SARs will immediately vest if the executive dies or becomes permanently disabled during the applicable vesting period while employed by the Company or any subsidiary; the vested SARs would then terminate one year after the termination of employment due to the NEO's death or disability (or until the expiration of the term of the SARs, if earlier). If the NEO retires (as described above) during the applicable vesting period, then the 2015 SARs will continue to vest and will expire seven years from the date of grant. After 2015, the SARs award agreements state the grants are forfeited if the executive is not employed on the date of vesting, even if the executive retires.

Assuming a termination of employment due to death, or permanent disability on December 29, 2017, the value of any accelerated or continued vesting of the SARs would have been $416,868, $520,327 and $504,247 for each of Messrs. Vijayvargiya, Kelley and Chemnitz, respectively, as the closing price on December 29, 2017 of $48.60 was higher than the three base prices of the outstanding SARs grants. Assuming a termination of employment due to retirement on December 29, 2017, the value of accelerated or continued vesting of the 2015 SARs would have been $100,038 for Mr. Chemnitz.

Performance-based Restricted Stock Units (PRSUs). Under the 2006 Plan, Messrs. Kelley, and Chemnitz received grants of PRSUs in 2015, 2016 and 2017. Mr. Vijayvargiya received a grant of PRSUs in 2017. Generally, all or a percentage of the PRSUs become non-forfeitable and payable only if certain performance goals are met. However, the award agreements provide that 100% of the PRSUs will immediately become non-forfeitable and payable if the executive dies or becomes permanently disabled while employed by the Company or any subsidiary during the performance period. If the NEO retires (as described above) during the applicable performance period, then the PRSUs will continue to be eligible to become non-forfeitable and payable as if the NEO continued to be employed during the performance period. Assuming a termination of employment due to death or permanent disability on December 29, 2017, the value of the accelerated vesting of the PRSUs would have been $1,038,838, $669,496 and $612,412 for Messrs. Vijayvargiya, Kelley, and Chemnitz, respectively. Assuming a termination of employment due to retirement on December 29, 2017, the value of continued nonforfeitability of the PRSUs would have been $612,412 for Mr. Chemnitz.

CEO Pay Ratio Disclosure

For 2017, the ratio of the annual total compensation of Mr. Vijayvargiya, our Chief Executive Officer who was serving in such capacity on December 31, 2017 (CEO Compensation), to the median of the annual total compensation of all of our employees and those of our consolidated subsidiaries (other than approximately 110 employees that were part of the acquisition of Heraeus’ high-performance target materials business (HTB) that closed on February 28, 2017) (Median Annual Compensation) was 43 to 1. We note that, due to our permitted use of reasonable estimates and assumptions in preparing this pay ratio disclosure, the disclosure may involve a degree of imprecision, and thus this pay ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions described below. In this summary, we refer to the employee who received the Median Annual Compensation as the “Median Employee.” For purposes of this disclosure, the date used to identify the Median Employee was December 31, 2017 (the Determination Date).

For purposes of this pay ratio disclosure, CEO Compensation was $3,285,550. As further discussed above, Mr. Vijayvargiya served as our Chief Executive Officer from March 3, 2017 through the end of 2017. CEO Compensation for purposes of this disclosure represents the total compensation reported for Mr. Vijayvargiya under “2017 Summary Compensation Table” for the 2017 fiscal year plus $155,385 in order to annualize his base salary.

For purposes of this pay ratio disclosure, Median Annual Compensation was $75,894, and was calculated by totaling for our Median Employee all applicable elements of compensation for the 2017 fiscal year in accordance with Item 402(c)(2)(x) of Regulation S-K. To identify the Median Employee, we measured the annualized compensation as of December 31, 2017 for 2,545 employees, representing all full-time, part-time, seasonal and temporary employees of us and our consolidated subsidiaries as of the Determination Date. This number does not include any independent contractors or “leased” workers, as permitted by the applicable SEC rules. This number also does not exclude any non-U.S. employees (although such exclusion may have been permitted under applicable SEC rules) and does not include any employees of businesses acquired by us or combined with us in 2017 as noted above. This compensation measurement was calculated by totaling, for each employee, taxable earnings for 2017. Specifically excluded from the calculation were relocation expenses and hiring bonuses. Further, we did not utilize any statistical sampling or cost-of-living adjustments for purposes of this pay ratio disclosure. A portion of our employee workforce (full-time and part-time) identified above worked for less than the full fiscal year due to commencing employment after January 1, 2017. In determining the Median Employee, we annualized the total compensation for such individuals (but avoided creating full-time equivalencies) based on reasonable assumptions and estimates relating to our employee compensation program, including incentive compensation plans.

2.     RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP (EY) as the independent registered public accounting firm for the year ending December 31, 2018 and presents this selection to the shareholders for ratification. EY will audit our consolidated financial statements for the year ending December 31, 2018 and perform other permissible, pre-approved services. Representatives of EY are expected to be present at the 2018 annual meeting. These representatives will have the opportunity to make a statement if they desire to do so and will respond to appropriate questions.
Pre-approval Policy for External Auditing Services
The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services expected to be performed by our independent registered public accounting firm, including the scope of and estimated fees for such services. Our independent registered public accounting firm, after consultation with management, will submit a budget, based on guidelines set forth in the policy, for the Audit Committee’s approval for its annual audit and associated quarterly reviews and procedures. Management, after consultation with our independent registered public accounting firm, will submit a budget, based on guidelines set forth in the policy, for the Audit Committee’s approval for audit-related, tax and other services to be provided by our independent registered public accounting firm for the upcoming fiscal year. The policy prohibits our independent registered public accounting firm from providing certain services described in the policy as prohibited services.
Fees for professional services provided by our independent registered public accounting firm in each of the last two fiscal years, in each of the following categories are as follows:

	2017	2016
Audit Fees	$2,041,100	$1,900,000
Audit-Related Fees	—	72,000
Tax Fees	446,000	305,000
All Other Fees	60,000	38,000
Total	$2,547,100	$2,315,000
Audit Fees
Audit fees consist of fees billed for professional services rendered for the integrated audit of our consolidated financial statements and the effectiveness of internal control over financial reporting and review of the interim consolidated financial statements included in quarterly reports and audits in connection with statutory requirements.
Audit-related Fees
Audit-related services principally include the audit of financial statements of our employee benefit plans during 2016.

Tax Fees
Tax fees include corporate tax compliance, tax advice and tax planning.
All Other Fees
The All Other Fees for 2016 include pension due diligence and costs associated with potential acquisitions.
The approval of Proposal 2 requires the affirmative vote of a majority of the votes cast, in person or by proxy, on such proposal at the 2018 annual meeting.

The Board of Directors of Materion Corporation unanimously recommends a vote FOR Proposal 2 to ratify Ernst & Young LLP as the independent registered public accounting firm for the year 2018.

3.     ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In this Proposal 3, pursuant to Section 14A of the Exchange Act, we are providing our shareholders the opportunity to cast an advisory (non-binding) vote on the compensation paid to the Company’s named executive officers, as disclosed in the “Compensation Discussion and Analysis” and “Executive Compensation” above, pursuant to the compensation rules of the SEC. While this vote is advisory, and not binding on the Company, the Board values the opinions of our shareholders and the Compensation Committee expects to review the results of the vote and take them into consideration when making future decisions regarding executive compensation. Currently, advisory “Say-on-Pay” votes are scheduled to be held once every year, with the next "Say-on-Pay" vote to occur at our 2019 annual meeting of shareholders.
We are asking our shareholders to indicate their support for the compensation of our named executive officers as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation program and practices described in this proxy statement. Please read the Compensation Discussion and Analysis and the executive compensation tables and narrative disclosure for a detailed explanation of our executive compensation program and practices. Accordingly, we are asking our shareholders to vote “FOR” the following resolution:
“RESOLVED, that the compensation of the named executive officers of the Company as disclosed pursuant to the compensation rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED.”
The approval of Proposal 3 requires the affirmative vote of a majority of the votes cast, in person or by proxy, on such proposal at the 2018 annual meeting.

The Board of Directors of Materion Corporation unanimously recommends a vote FOR Proposal 3 relating to the advisory vote to approve named executive officer compensation.

SHAREHOLDER PROPOSALS
We must receive by November 26, 2018 any proposal of a shareholder intended to be presented at the 2019 annual meeting of Materion Corporation’s shareholders and to be included in our proxy, notice of meeting and proxy statement related to the 2019 annual meeting pursuant to Rule 14a-8 under the Exchange Act. These proposals should be submitted by certified mail, return receipt requested. Proposals of shareholders submitted outside the processes of Rule 14a-8 under the Exchange Act in connection with the 2019 annual meeting must be received by us on or before the date determined in accordance with our code of regulations or they will be considered untimely under Rule 14a-4(c) of the Exchange Act. Under our code of regulations, proposals generally must be received by us no fewer than 60 and no more than 90 days before an annual meeting. However, if the date of a meeting is more than ten days from the anniversary of the previous year’s meeting and we do not give notice of the meeting at least 75 days in advance, proposals must be received within ten days from the date of our notice. Our proxy related to the 2019 annual meeting of Materion Corporation’s shareholders will give discretionary authority to the proxy holders to vote with respect to all proposals submitted outside the processes of Rule 14a-8 received by us after the date determined in accordance with our code of regulations.
Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Shareholders to be held on May 2, 2018

This proxy statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and our 2017 Annual Report, are available free of charge at http://investor.shareholder.com/materion/annuals.cfm.
OTHER MATTERS
We do not know of any matters to be brought before the meeting except as indicated in the notice. However, if any other matters properly come before the meeting for action of which we did not have notice prior to March 3, 2018 or that applicable laws otherwise permit proxies to vote on a discretionary basis, it is intended that the person authorized under solicited proxies may vote or act thereon in accordance with his or her own judgment.
By order of the Board of Directors,
MATERION CORPORATION
Gregory R. Chemnitz
Secretary

Mayfield Heights, Ohio
March 26, 2018

Appendix A

Materion Corporation
Reconciliation of Non-GAAP Financial Measures - Profitability
(Unaudited)

(millions)
	2017	2016
Net Sales - GAAP	$1,139.4	$969.2
Less: pass-through metal costs	461.7	369.3
Value-added sales	$677.7	$599.9

Non-GAAP Financial Measures - Adjusted Profitability
Operating profit - GAAP	$38.6	$27.1

Incentive Compensation Special Items
Cost reduction initiatives	0.7	2.6
Legacy legal & environmental costs	0.5	2.2
CEO transition	4.1	—
Acquisition and other costs	3.5	4.9
Operating profit - adjusted	$47.4	$36.8
The cost of gold, silver, platinum, palladium, and copper is passed through to customers and, therefore, the trends and comparisons of net sales are affected by movements in the market price of these metals. Internally, management also reviews net sales on a value-added basis. Value-added sales is a non-GAAP (generally accepted accounting principles) financial measure that deducts the value of the pass-through metals sold from net sales. Value-added sales allows management to assess the impact of differences in net sales between periods or segments and analyze the resulting margins and profitability without the distortion of the movements in pass-through metal prices. The dollar amount of gross margin and operating profit is not affected by the value-added sales calculation. The Company sells other metals and materials that are not considered direct pass throughs, and these costs are not deducted from net sales to calculate value-added sales.
The Company’s pricing policy is to pass the cost of these metals on to customers in order to mitigate the impact of price volatility on the Company’s results from operations. Value-added information is being presented since changes in metal prices may not directly impact profitability. It is the Company’s intent to allow users of the financial statements to review sales with and without the impact of the pass-through metals.
The Company also presents adjusted operating profit, which is a non-GAAP financial measure. As detailed in the above reconciliation, we have adjusted the results for certain special items such as CEO transition costs, cost reduction initiatives (i.e., asset impairment charges and severance), legacy environmental costs, and merger and acquisition costs. Internally, management reviews the results of operations without the impact of these costs in order to assess the profitability from ongoing activities. We believe that this information, when viewed in conjunction with the GAAP results, provides a more comprehensive understanding of the factors and trends affecting our operations.

MATERION

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The Board of Directors Recommends a vote FOR all the nominees in Proposal 1 and a vote FOR Proposals 2 and 3.

1. Election of directors:
   01 Vinod M. Khilnani
   02 William B. Lawrence
   03 N. Mohan Reddy
   04 Craig S. Shular
   05 Darlene J. S. Solomon
   06 Robert B. Toth
   07 Jugal K. Vijayvargiya
   08 Geoffrey Wild
   09 Robert J. Phillippy

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